Subject to Completion, dated March 14, 2002

PROSPECTUS SUPPLEMENT
(To prospectus dated May 26, 1998)


                                1,600,000 SHARES
                        HOME PROPERTIES OF NEW YORK, INC.

                % SERIES F CUMULATIVE REDEEMABLE PREFERRED STOCK
                    (LIQUIDATION PREFERENCE $25.00 PER SHARE)

         We are offering 1,600,000 shares of our    % Series F Cumulative
Redeemable Preferred Stock, par value $.01 per share. We will receive all of the net proceeds from the sale of the Series F Preferred Stock.

         We will pay cumulative dividends on the Series F Preferred Stock, from
the date of original issuance, in the amount of $    per share each year, which
is equivalent to % of the $25.00 liquidation preference per share. Dividends on the Series F Preferred Stock will be payable quarterly in arrears, beginning on May 31, 2002. We may not redeem the Series F Preferred Stock before March , 2007, except in order to preserve our status as a real estate investment trust. On and after March , 2007, we may, at our option, redeem the Series F Preferred Stock, in whole or in part, by paying $25.00 per share, plus any accumulated, accrued and unpaid dividends. The Series F Preferred Stock has no stated maturity, will not be subject to any sinking fund or mandatory redemption and will not be convertible into any of our other securities. Investors in the Series F Preferred Stock will generally have no voting rights, but will have limited voting rights if we fail to pay dividends for six or more quarters and in certain other events.

         The New York Stock Exchange, Inc. has authorized, upon official notice of issuance, the listing of the shares of the Series F Preferred Stock under the symbol "HME PrF." We expect that trading on the New York Stock Exchange will commence within 30 days after the initial delivery of the Series F Preferred Stock.

         INVESTING IN THE SERIES F PREFERRED STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

                                                     PER SHARE         TOTAL
Public Offering Price..........................      $                 $
Underwriting Discounts and Commissions.........      $                 $
Proceeds, before expenses, to us...............      $                 $

                           --------------------------

         The underwriters are severally underwriting the shares being offered. The underwriters have an option to purchase up to an additional 240,000 shares of Series F Preferred Stock from us to cover over-allotments, if any.

         The underwriters expect that the Series F Preferred Stock will be ready for delivery in book-entry form through The Depository Trust Company on or about March , 2002.

                            BEAR, STEARNS & CO. INC.

A.G. EDWARDS & SONS, INC.                               BB&T CAPITAL MARKETS

MCDONALD INVESTMENTS INC.                         STIFEL, NICOLAUS & COMPANY
                                                        INCORPORATED

U.S. BANCORP PIPER JAFFRAY                               WACHOVIA SECURITIES


            The date of this prospectus supplement is March   , 2002

The information in this prospectus is not coomplete and may be changed. This prospecuts supplement and the accompanying prospecuts are not an offer to sell these securities and we are not soliciting offers to buy securities in any state where the offer or sale is not permitted.

                                     SUMMARY

         This summary highlights information from this prospectus supplement. It may not contain all of the information that is important to you in deciding whether to invest in our company. To understand this offering fully, you should read carefully this entire prospectus supplement and the accompanying prospectus, including the risk factors beginning on page S-6 of this prospectus supplement, as well as the documents we have filed with the Securities and Exchange Commission which are incorporated by reference. In this prospectus supplement and the accompanying prospectus, unless otherwise indicated, the "company," "we," "us" and "our" refer to Home Properties of New York, Inc. and its subsidiaries, the "operating partnership" refers to Home Properties of New York, L.P. and the "management companies" refers to Home Properties Management, Inc. and Home Properties Resident Services, Inc. Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters do not exercise the over-allotment option described in "Underwriting."

                                   THE COMPANY

         Home Properties of New York, Inc., the 10th largest apartment company in the United States, is a fully integrated, self-managed real estate investment trust (a "REIT"). With operations in select Northeast, Midwest and Mid-Atlantic markets, we own, operate, acquire, rehabilitate and develop apartment communities. As of December 31, 2001, we operated 293 communities containing an aggregate of 49,745 apartment units. Of these, we owned 39,007 units in 143 communities, we partially owned and managed as general partner 8,035 units in 132 communities, and we managed for other owners 2,703 units in 18 communities. We also managed 2.2 million square feet of commercial space. While our portfolio is geographically diverse, our primary focus is in the following metropolitan areas: Baltimore, Philadelphia, Detroit, suburban Washington, D.C. and Rochester, New York.

         We were incorporated in November 1993 as a Maryland corporation. We are the general partner of Home Properties of New York, L.P., a New York limited partnership through which we own, acquire and operate most of our market rate apartments. Certain of our activities, such as residential and commercial property management for others, development activities and construction, development and redevelopment services, are carried on through two of our subsidiaries: Home Properties Management, Inc. and Home Properties Resident Services, Inc. We own 95% and 99%, respectively, of the economic interest in the management companies while certain members of our management hold the remaining 5% and 1%, respectively.

         Our principal executive offices are located at 850 Clinton Square, Rochester, New York 14604. Our telephone number is (585) 546-4900.

                               RECENT DEVELOPMENTS

         On January 24, 2002, we sold six properties with a total of 339 units in two unrelated transactions for an aggregate sale price of approximately $13.6 million. A gain on sale of approximately $500,000 is expected to be reported in the first quarter of 2002 from the sale of these properties. On March 1, 2002, we completed the acquisition of six properties with a total of 1,031 units and expect to close on five additional properties with 657 units under contract from the same group of related sellers (the "Holiday Portfolio") in the near future. The total purchase price for the 11 properties with a total of 1,688 units in the Holiday Portfolio is expected to be approximately $147.3 million. In addition, since December 31, 2001, we discontinued the management of one property for a third party and we sold one property managed as a general partner. As a result of the transactions completed in 2002, we now operate 291 communities containing an aggregate of 50,278 apartment units. Of these, we own 39,699 units in 143 communities, we partially own and manage as general partner 7,979 units in 131 communities, and we manage for other owners 2,600 units in 17 communities. We continue to manage 2.2 million square feet of commercial space. Our owned and managed apartment communities and commercial space are referred to herein as the "Properties."

         On February 14, 2002, the holder of our 8.36% Series B Convertible Cumulative Preferred Stock converted one million of its shares into 839,771 shares of our common stock, leaving outstanding an aggregate of one million shares of the Series B Preferred Stock. On February 28, 2002, we closed two separate common equity offerings totaling an aggregate of 704,602 shares of our common stock at a weighted average price of $30.99 per share and resulting in aggregate net proceeds to us of approximately $21.8 million.

                                  THE OFFERING

ISSUER..............................Home Properties of New York, Inc.

SECURITIES OFFERED..................1,600,000 shares of % Series F Cumulative
                                    Redeemable Preferred Stock (the "Series F
                                    Preferred Stock") (1,840,000 shares if the underwriters' over-allotment option is exercised in full).

DIVIDENDS...........................Dividends are cumulative from the date of original issue and are payable quarterly in arrears on or about the last day of February, May, August and November of each year, when and as declared, beginning on May 31, 2002. We will pay cumulative dividends on the Series F Preferred Stock at the fixed rate of $ per share each year, which is equivalent to % of the $25.00 liquidation preference. The first dividend we pay on May 31, 2002 will be for less than a full quarter. Dividends on the Series F Preferred Stock will continue to accumulate even if any of our agreements prohibits the current payment of dividends, we do not have earnings or funds legally available to pay such dividends or we do not declare the payment of dividends.

LIQUIDATION PREFERENCE..............$25.00 per share of Series F Preferred
                                    Stock, plus an amount equal to accumulated, accrued and unpaid dividends, whether or not declared.

OPTIONAL REDEMPTION.................The Series F Preferred Stock is not
                                    redeemable prior to March , 2007, except in limited circumstances relating to the preservation of our qualification as a REIT. On and after March , 2007, the Series F Preferred Stock will be redeemable at our option for cash, in whole or from time to time in part, at a price per share equal to the liquidation preference, plus accumulated, accrued and unpaid dividends, if any, to the redemption date.

RANKING............................ The Series F Preferred Stock will rank senior to our common stock and on a parity with our outstanding 8.36% Series B Convertible Cumulative Preferred Stock ($25.00 liquidation preference), our 8.75% Series C Convertible Cumulative Preferred Stock ($100.00 liquidation preference), our 8.78% Series D Convertible Cumulative Preferred Stock ($100.00 liquidation preference) and our 8.55% Series E Convertible Cumulative Preferred Stock ($100.00 liquidation preference) and any other parity securities that we may issue in the future, in each case with respect to the payment of distributions and amounts upon liquidation, dissolution or winding up.

VOTING RIGHTS.......................Holders of the Series F Preferred Stock will generally have no voting rights. However, if dividends on any outstanding Series F Preferred Stock have not been paid for six or more quarterly periods (whether or not consecutive), or if we fail to meet the 1.75 to 1.0 fixed charge coverage covenant described below for six consecutive quarterly periods, holders of the Series F Preferred Stock and the holders of all other shares of any class or series ranking on a parity with the Series F Preferred Stock which are entitled to similar voting rights (voting as a single class) will be entitled to elect two additional directors to our Board of Directors to serve until all unpaid dividends have been paid or declared and set apart for payment or until we meet the fixed charge coverage ratio for the preceding fiscal quarter, as the case may be. In addition, certain material and adverse changes to the terms of the Series F Preferred Stock cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding shares of Series F Preferred Stock.

FIXED CHARGE COVERAGE
COVENANT............................For each fiscal quarter, we will maintain a ratio of EBITDA to fixed charges, as defined herein, of greater than 1.75 to 1.0. See "Description of Series F Cumulative Redeemable Preferred Stock - Fixed Charge Coverage Covenant." For the past four fiscal quarters our fixed charge coverage ratio was 2.10:1 for the first quarter of 2001, 2.45:1 for the second quarter of 2001, 2.52:1 for the third quarter of 2001, and 2.52:1 for the fourth quarter of 2001.

OWNERSHIP LIMIT.....................To maintain our qualification as a REIT for federal income tax purposes, no person or entity may acquire more than 8.0% of the aggregate value of all outstanding shares of our common and preferred stock.


LISTING.............................The New York Stock Exchange, Inc. (the
                                    "NYSE") has authorized, upon official notice of issuance, the listing of the shares of the Series F Preferred Stock under the symbol "HME PrF." We expect that trading on the NYSE will commence within 30 days after the initial delivery of the Series F Preferred Stock.

FORM................................The Series F Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depositary Trust Company except under limited circumstances.

USE OF PROCEEDS.....................The net proceeds from this offering will be used to repay existing indebtedness
                                    outstanding under our line of credit and for general corporate purposes, including funding future acquisitions of additional properties and revenue-enhancing upgrades at certain of our Properties.

         For additional information regarding the terms of the Series F Preferred Stock, see "Description of Series F Cumulative Redeemable Preferred Stock" beginning on page S-20.

                                  RISK FACTORS

         Your investment in the Series F Preferred Stock will involve certain risks. You should carefully consider the information under "Risk Factors," beginning on page S-6 of this prospectus supplement and all other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether an investment in the Series F Preferred Stock is suitable for you.

                          SUMMARY FINANCIAL INFORMATION

         The following table contains summary historical operating, balance sheet and other data as of and for the years ended December 31, 2001, 2000 and 1999, derived from our audited financial statements for those years. Since this information is only a summary, you should read it in conjunction with the more detailed information contained in our consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which is incorporated by reference into this prospectus supplement.

                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                              -------------------------------------------
                                                                    2001          2000          1999
                                                                  --------      --------      --------
                                                              (Dollars in thousands, except per share data)
OPERATING DATA:
Total revenues................................................   $ 367,523       $319,048      $234,463
                                                                 =========       ========      ========
Total expenses................................................   $ 295,508       $250,491      $191,152
                                                                 =========       ========      ========
Income before minority interest and extraordinary item........    $ 98,256        $67,171       $43,768
                                                                  ========        =======       =======
Net income available to common stockholders...................    $ 46,825        $29,278       $25,129
                                                                  ========        =======       =======
Net income before extraordinary item per common share:
   Basic......................................................       $2.12          $1.42         $1.35
                                                                     =====          =====         =====
   Diluted....................................................       $2.11          $1.41         $1.34
                                                                     =====          =====         =====
Net income per common share:
   Basic......................................................       $2.12          $1.42         $1.34
                                                                     =====          =====         =====
   Diluted....................................................       $2.11          $1.41         $1.34
                                                                     =====          =====         =====

Cash dividends declared per common share......................       $2.31          $2.16         $1.97
                                                                     =====          =====         =====

BALANCE SHEET DATA (AT PERIOD END):
Real estate, before accumulated depreciation..................  $2,135,078     $1,895,269    $1,480,753
Total assets..................................................  $2,063,789     $1,871,888    $1,503,617
Total debt....................................................  $  992,858     $  832,783    $ 669,701
8.36% Series B Convertible Cumulative Preferred Stock.........  $   48,733     $   48,733    $  48,733
Stockholders' equity..........................................  $  620,596     $  569,528    $ 448,390

OTHER DATA:
Funds from operations (1).....................................  $  136,604     $  120,854    $  80,784
Cash available for distribution (2)...........................  $  120,994     $  107,300    $  78,707
Net cash provided by operating activities.....................  $  148,389     $  127,197    $  90,526
Net cash used in investing activities......................... ($  139,106)   ($  178,445)  ($  190,892)
Net cash (used in) provided by financing activities........... ($    9,013)    $   56,955    $   71,662
Weighted average number of common shares outstanding:
      Basic...................................................  22,101,027     20,639,241    18,697,731
      Diluted.................................................  22,227,521     20,755,721    18,800,907

Total communities owned at end of period......................         143            147           126
Total apartment units owned at end of period..................      39,007         39,041        33,807
 -------------------------------
(1)  Our management considers funds from operations ("FFO") to be an appropriate measure of performance of an equity REIT. FFO is generally defined as net income (loss) before gains (losses) from the sale of property and business and extraordinary items, before minority interest in the operating partnership, plus real estate depreciation. Our management believes that in order to facilitate a clear understanding of the combined historical operating results of the company, FFO should be considered in conjunction with net income as presented in the consolidated financial statements incorporated herein. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indication of our performance or to cash flow as a measure of liquidity. All REITs may not be using the same definition for FFO. Accordingly, the presentation above may not be comparable to other similarly titled measures of "FFO" of other REITs.

(2)  We define "cash available for distribution" as FFO less an annual reserve for anticipated recurring, non-revenue generating capitalized costs of $400 ($375 for 1999 and 2000) per apartment unit. It is our policy to fund our investing activities and financing activities with the proceeds from our line of credit, new debt, by the issuance of additional units of limited partner interests ("Units") in the operating partnership, or proceeds from property dispositions. We believe that because this calculation begins with FFO it is appropriate to present this measure of performance.

              RATIO OF EARNINGS AND FREE CASH FLOW TO FIXED CHARGES

                                           FOR THE YEARS ENDED DECEMBER 31,
                                      ------------------------------------------
                                      2001     2000     1999      1998     1997
                                      ----     ----     ----      ----     ----

Ratio of earnings to
   fixed charges (1).............     2.45x    2.16x   2.08x     2.31x     1.96x

Ratio of earnings to combined fixed
   charges and preferred
   stock dividends (2)...........     1.94x    1.79x    2.03x     2.31x    1.96x

Ratio of free cash
   flow to interest expense(3)(4)     3.09x    3.10x    2.81x     3.05x    2.77x

Ratio of free cash flow to combined
   interest expense and preferred
   stock dividends (3)(5)........     2.44x    2.56x    2.73x     3.05x    2.77x


(1) The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. We define "earnings" as income before minority interest and extraordinary item plus fixed charges (other than interest which has been capitalized); and "fixed charges" as interest costs, whether expensed or capitalized, amortization of debt issue costs, and the interest portion of rent expense.

(2) The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by combined fixed charges and preferred stock dividends. We define "earnings" and "fixed charges" as described in Note (1) above. We define "preferred stock dividends" as the amount of net income that would be required to cover preferred stock dividend requirements.

(3) We are presenting the ratios of free cash flow to interest and free cash flow to interest expense and preferred dividends for additional information. We do not consider these ratios more important than the ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends. We believe that because the calculation of free cash flow to interest and free cash flow to interest and preferred stock dividends begins with FFO, it is appropriate to present this measure of performance. We consider FFO to be an appropriate measure of performance of an equity REIT.

(4) The ratio of free cash flow to interest expense was computed by dividing free cash flow by interest expense. We define "free cash flow" as FFO less a reserve for capital replacements of $400 ($375 for 1998-2000, $350 for 1997) per apartment unit, plus interest expense and preferred stock dividends. "Interest expense" consists of interest expense (including amortization of loan costs).

(5) The ratio of free cash flow to combined interest expense and preferred stock dividends was computed by dividing free cash flow by interest expense plus preferred stock dividends. We define "free cash flow," "interest expense" and "preferred stock dividends" as described in Notes (2) and (4) above.

                                  RISK FACTORS

         An investment in our Series F Preferred Stock involves various risks. Before making an investment decision, you should carefully consider all of the risks described in this prospectus supplement, which replace completely the information under the heading "Risks Factors" described in the accompanying prospectus. If any of the risks discussed in this prospectus supplement actually occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In addition to general investment risks and those factors set forth elsewhere in this prospectus supplement and the accompanying prospectus, prospective investors should consider, among other things, the following factors.

ASSIMILATION OF A SUBSTANTIAL NUMBER OF NEW ACQUISITIONS

         Since our formation, we have undertaken a strategy of aggressive growth through acquisitions. Our ability to manage our growth effectively requires that we, among other things, successfully apply our experience in managing our existing portfolio to an increased number of properties. In addition, we will be required to successfully manage the integration of a substantial number of new personnel. There can be no assurances that we will be able to integrate and manage these operations effectively or maintain or improve on their historical financial performance.

REAL ESTATE FINANCING RISKS

         General. We are subject to the customary risks associated with debt financing, including the potential inability to refinance existing mortgage indebtedness upon maturity on favorable terms. If a Property is mortgaged to secure payment of indebtedness and we are unable to meet its debt service obligations, the Property could be foreclosed upon. This could adversely affect our cash flow and, consequently, the amount available for distributions to our stockholders.

         No Limitation on Debt. Our Board of Directors has adopted a policy of limiting our indebtedness to approximately 50% of our total market capitalization (i.e., the market value of issued and outstanding shares of our common stock and Units in the operating partnership plus total debt), but our organizational documents do not contain any limitation on the amount or percentage of indebtedness, funded or otherwise, that we may incur. Accordingly, our Board of Directors could alter or eliminate its current policy on borrowing. If this policy were changed, we could become more highly leveraged, resulting in an increase in debt service that could adversely affect our ability to make expected distributions to stockholders and increase the risk of default on our indebtedness. Our debt to total market capitalization ratio fluctuates based on the timing of acquisitions and financings. At December 31, 2001, our ratio of debt to total market capitalization was 41%. Our bank agreements and certain agreements with holders of our preferred stock limit the amount of indebtedness that we may incur.

         Existing Debt Maturities. We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet the required payments of principal and interest. Because much of the financing is not fully self-amortizing, we anticipate that only a portion of the principal of our indebtedness will be repaid prior to maturity. So, we will need to refinance debt. Accordingly, there is a risk that we will not be successful in refinancing existing indebtedness or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness. We stagger our debt maturities with the goal of minimizing the amount of debt which must be refinanced in any year.

REAL ESTATE INVESTMENT RISKS

         General Risks. Real property investments are subject to varying degrees of risk. If our communities do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, our cash flow and ability to make distributions to our stockholders will be adversely affected. A multifamily apartment community's revenues and value may be adversely affected by the general economic climates; the local economic climate; local real estate considerations (such as over supply of, or reduced demand for, apartments); the perception by prospective residents of the safety, convenience and attractiveness of the communities or neighborhoods in which they are located and the quality of local schools and other amenities; and increased operating costs (including real estate taxes and utilities). Certain significant fixed expenses are generally not reduced when circumstances cause a reduction in income from the investment.

         Operating Risks. We are dependent on rental income to pay operating expenses and to generate cash to enable us to make distributions to our stockholders. If we are unable to attract and retain residents or if our residents are unable, due to an adverse change in the economic condition of a particular region or otherwise, to pay their rental obligations, our ability to make expected distributions will be adversely affected.

         Illiquidity of Real Estate. Real estate investments are relatively illiquid and, therefore, we have limited ability to vary our portfolio quickly in response to changes in economic or other conditions. In addition, the prohibition in the Internal Revenue Code of 1986, as amended (the "Code"), on REITs holding property for sale and related regulations may affect our ability to sell properties without adversely affecting distributions to stockholders. A significant number of our Properties were acquired using Units, subject to certain agreements, which restrict our ability to sell such Properties in transactions that would create current taxable income to the former owners.

         Competition. We plan to continue to acquire additional multifamily residential properties in the Northeast, Midwest and Mid-Atlantic regions of the United States. There are a number of multifamily developers and other real estate companies that compete with us in seeking properties for acquisition, prospective residents and land for development. Most of our Properties are in developed areas where there are other properties of the same type. Competition from other properties may affect our ability to attract and retain residents, to increase rental rates and to minimize expenses of operation. Virtually all of the leases for our Properties are short-term leases (generally, one year or less).

         Uninsured Losses. Certain extraordinary losses may not be covered by our comprehensive liability, fire, extended and rental loss insurance. If an uninsured loss occurred, we could lose our investment in, and cash flow from, the affected Property (but we would be required to repay any recourse indebtedness secured by that Property and related taxes and other charges).

COMPLIANCE WITH LAWS AND REGULATIONS

         Many laws and governmental regulations are applicable to our Properties and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently. Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. The ADA requires removal of structural barriers to handicapped access in certain public areas, where such removal is "readily achievable." The ADA does not, however, consider residential properties, such as apartment communities, to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as a leasing office, are open to the public. A number of additional federal, state and local laws exist which also may require modifications to our Properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988 (the "FHAA") requires apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants. Although management believes that the Properties are substantially in compliance with present requirements, we may incur additional costs in complying with the ADA for both existing properties and properties acquired in the future. We believe that our Properties that are subject to the ADA and the FHAA are in compliance with such laws.

         Under the federal Fair Housing Act and state fair housing laws, discrimination on the basis of certain protected classes is prohibited. We have a policy against any kind of discriminatory behavior and we train our employees to avoid discrimination or the appearance of discrimination. There is no assurance, however, that an employee will not violate our policy against discrimination and violate the fair housing laws. Such a violation could subject us to legal action and the possible awards of damages.

         Under various laws, ordinances and regulations relating to the protection of the environment, a current or previous owner or operator of real estate may be held liable for the costs of removal or remediation of certain hazardous or toxic substances located on, under or in the property. These laws often impose liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of such substances. The presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may adversely affect the owner's ability to rent or sell that property or use that property as collateral. Independent environmental consultants conducted "Phase I" environmental audits (which involve visual inspection but not soil or groundwater analysis) on substantially all of our Properties prior to their acquisition. None of the Phase I audit reports revealed any significant issues of environmental concern, nor are we aware of any environmental liability that we believe would have a material adverse effect on us. There is no assurance that the Phase I reports would reveal all environmental liabilities or that environmental conditions not known to us may exist now or in the future on our existing Properties or those subsequently acquired which would result in liability to us for remediation or fines, either under existing laws and regulations or future changes to such requirements. If compliance with the various laws and regulations, now existing or hereafter adopted, exceeds our budgets for such items, our ability to make expected distributions could be adversely affected.

FEDERAL INCOME TAX RISKS

         General. We believe that we have been organized and have operated in such manner so as to qualify as a REIT under the Code, commencing with our taxable year ended December 31, 1994, and we intend to continue to so qualify. A REIT generally is not taxed at the corporate level on income it currently distributes to its stockholders as long as it distributes currently at least 90% (95% in years prior to 2001) of its taxable income (excluding net capital gain). No assurance can be provided, however, that we have qualified or will continue to qualify as a REIT or that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to our qualification as a REIT or the federal income tax consequences of such qualification.

         Required Distributions and Payments. In order to continue to qualify as a REIT, we currently are required each year to distribute to our stockholders at least 90% of our taxable income (excluding net capital gain). In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions made by us with respect to the calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income for that year, and any undistributed taxable income from prior periods. We intend to make distributions to our stockholders to comply with the 90% distribution requirement and to avoid the nondeductible excise tax and will rely for this purpose on distributions from the operating partnership. However, differences in timing between taxable income and cash available for distribution could require us to borrow funds or to issue additional equity to enable us to meet the 90% distribution requirement (and therefore to maintain our REIT qualification) and to avoid the nondeductible excise tax. In addition, because we are unable to retain earnings (as a result of REIT distribution requirements), we will generally be required to refinance debt that matures with additional debt or equity. There can be no assurance that any of these sources of funds, if available at all, would be available to meet our distribution and tax obligations.

         Adverse Consequences of Our Failure to Qualify as a REIT. If we fail to qualify as a REIT, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, we will be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification is lost. The additional tax burden on us would significantly reduce the cash available for distribution by us to our stockholders. Our failure to qualify as a REIT could reduce materially the value of our common stock and would cause all our distributions to stockholders to be taxable as ordinary income to the extent of our current and accumulated earnings and profits (although, subject to certain limitations under the Code, corporate distributees may be eligible for the dividends received deduction with respect to these distributions). See "Certain Federal Income Tax Consequences - Failure to Qualify" in this prospectus supplement.

         The Operating Partnership's Failure to Qualify as a Partnership. We believe that the operating partnership qualifies as a partnership for federal income tax purposes. No assurance can be provided, however, that the Internal Revenue Service (the "IRS") will not challenge its status as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were to be successful in treating the operating partnership as an entity that is taxable as a corporation, we would cease to qualify as a REIT because the value of our ownership interest in the operating partnership would exceed 5% of our assets and because we would be considered to hold more than 10% of another corporation. See "Certain Federal Income Tax Consequences - Taxation of Home Properties - Asset Tests" in this prospectus supplement. Also, the imposition of a corporate tax on the operating partnership would reduce significantly the amount of cash available for distribution to its partners. See "Certain Federal Income Tax Consequences - Tax Aspects of the Operating Partnership" in this prospectus supplement.

LIMITS ON OWNERSHIP

         In order for us to maintain our qualification as a REIT, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year. We have limited ownership of the issued and outstanding shares of our common stock by any single stockholder to 8.0% of the aggregate value of our outstanding shares, with certain exceptions. Shares of common stock held by certain entities, such as qualified pension plans, are treated as if the beneficial owners of such entities were the holders of the common stock. These restrictions can be waived by our Board of Directors if it were satisfied, based upon the advice of tax counsel or otherwise, that such action would be in our best interests. Waivers have been granted to certain institutional investors in connection with the sale of our preferred stock. Shares acquired or transferred in breach of the limitation may be redeemed by us for the lesser of the price paid or the average closing price for the ten trading days immediately preceding redemption or may be sold at our direction. A transfer of shares of common stock to a person who, as a result of the transfer, violates the ownership limit will be void and the shares will automatically be converted into shares of "excess stock," which is subject to a number of limitations. See "Description of Capital Stock - Restrictions on Transfer" in the accompanying prospectus for additional information regarding the ownership limits.

CHANGE OF CONTROL

         Our Articles of Amendment and Restatement of the Articles of Incorporation, as amended (the "Articles of Incorporation"), authorize our Board of Directors to issue up to a total of 80 million shares of common stock, 10 million shares of "excess stock" and 10 million shares of preferred stock and to establish the rights and preferences of any shares issued. Further, under the Articles of Incorporation, our stockholders do not have cumulative voting rights.

         The percentage ownership limit, the issuance of preferred stock in the future and the absence of cumulative voting rights could have the effect of: (i) delaying or preventing a change of control of us even if a change in control were in the stockholders' interest; (ii) deterring tender offers for our common stock that may be beneficial to the stockholders; or (iii) limiting the opportunity for stockholders to receive a premium for their common stock that might otherwise exist if an investor attempted to assemble a block of our common stock in excess of the percentage ownership limit or otherwise to effect a change of control of us.

         We have various agreements which may have the effect of discouraging a change of control of us due to the costs involved. The articles supplementary to our Articles of Incorporation under which several series of our outstanding preferred stock were issued provide that upon a change of control of us or the operating partnership, under certain circumstances, the holder of such preferred stock may require us to redeem it. Also, to ensure that our management has appropriate incentives to focus on our business and Properties in the face of a change of control situation, we have adopted an executive retention plan which provides some key employees with salary, bonus and certain benefit continuation in the event of a change of control.

POTENTIAL CONFLICTS OF INTEREST

         Unlike persons acquiring common stock, some of our executive officers own most of their interest in us through Units. As a result of their status as holders of Units, these executive officers and other limited partners may have interests that conflict with stockholders with respect to business decisions affecting us and the operating partnership. In particular, certain executive officers may suffer different or more adverse tax consequences than us upon the sale or refinancing of some of our Properties as a result of unrealized gain attributable to those Properties. Thus, executive officers and the stockholders may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of Properties. In addition, those executive officers, as limited partners of the operating partnership, have the right to approve certain fundamental transactions such as the sale of all or substantially all of the assets of the operating partnership, merger or consolidation or dissolution of the operating partnership and certain amendments to the partnership agreement.

         We manage multifamily residential properties through the operating partnership and commercial and development properties and certain multifamily residential properties not owned by us through the management companies. As a result, some of our officers will devote a significant portion of their business time and efforts to the management of properties not owned by us. Some of our officers have a significant interest in certain of the managed properties as the only stockholders of the general partners of the partnerships that own such managed properties and as holders of other ownership interests. Accordingly, these officers will have conflicts of interest between their fiduciary obligations to the partnerships that own the managed properties and their fiduciary obligations as our officers and directors, particularly with respect to the enforcement of the management contracts and timing of the sale of the managed properties. The operating partnership owns all of the outstanding non-voting common stock (990 shares) of one of the management companies, Home Properties Management, Inc., and Norman and Nelson Leenhouts own all of the outstanding voting common stock (52 shares). The operating partnership also owns all of the outstanding non-voting common stock (4,752 shares) of the other management company, Home Properties Resident Services, Inc., and Norman and Nelson Leenhouts own all of the outstanding voting common stock (48 shares). As a result, although we will receive substantially all of the economic benefits of the business carried on by the management companies through our right to receive dividends, we will not be able to elect directors and officers of the management companies and, therefore, our ability to cause dividends to be declared or paid or influence the day-to-day operations of the management companies will be limited. Furthermore, although we will receive a management fee for managing the managed properties, this fee has not been negotiated at arm's length and may not represent a fair price for the services rendered. We believe these management fees to be comparable to fees charged in arm's length transactions.

                                 USE OF PROCEEDS

         We expect to receive net proceeds from the sale of the Series F
Preferred Stock of approximately $       ($          if the underwriters'
over-allotment option is exercised in full) after deducting the underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds to repay existing indebtedness outstanding under our line of credit and for general corporate purposes, including funding future acquisitions of additional properties and revenue-enhancing upgrades at certain of our Properties. Our $100 million line of credit with M&T Bank had approximately $11.0 million outstanding at March 7, 2002. Borrowings under our line of credit bear interest at a floating rate of 1.25% over the one-month LIBOR rate. Our line of credit expires on September 1, 2002.

                                CAPITALIZATION

         The following table sets forth our capitalization as of December 31, 2001:

          o    on a historical basis;

          o as adjusted to give effect to the conversion of one million shares of our 8.36% Series B Convertible Cumulative Preferred Stock into 839,771 shares of our common stock on February 4, 2002 and the sale of an aggregate of 704,602 shares of our common stock at a weighted average sale price of $30.99 on February 28, 2002 and the application of the net proceeds therefrom (together, the "2002 Capital Transactions");

          o as adjusted to give effect to the acquisition in March 2002 of six of the properties of the Holiday Portfolio and the disposition in January 2002 of six properties previously owned by us (together, the "2002 Acquisitions and Dispositions");

          o as adjusted to give effect to the sale of 1,600,000 shares of Series F Preferred Stock at $25.00 per share and the application of the net proceeds from this offering as described in "Use of Proceeds"; and

          o on a pro forma basis as adjusted to give effect to the 2002 Capital Transactions, the 2002 Acquisitions and Dispositions and the offering of the Series F Preferred Stock and the application of the net proceeds from this offering as described in "Use of Proceeds."

         The information set forth in the following table should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which is incorporated by reference into this prospectus supplement.


                                                                AT DECEMBER 31, 2001
                                       --------------------------------------------------------------------------

                                                    ADJUSTED FOR       ADJUSTED FOR      ADJUSTED
                                                    2002 CAPITAL     2002 ACQUISITIONS   FOR THIS
                                       HISTORICAL   TRANSACTIONS     AND DISPOSITIONS    OFFERING      PRO FORMA
                                       ----------   ------------     ----------------    --------      ---------
                                                            (Dollars in thousands)
DEBT:
Line of credit.........................   $32,500       ($21,829)                        ($10,671)             -
Mortgage notes payable.................   960,358                            $100,000                 $1,060,358
                                          -------        -------             --------   ---------     ----------
     Total Debt....................... . $992,858       ($21,829)            $100,000    ($10,671)    $1,060,358
                                        --------       ---------             --------   ---------     ----------

Minority interest in operating            341,854                                                        341,854
   partnership                           --------                                                     ----------

8.36% Series B Preferred Stock (1).....    48,733        (24,367)                                         24,366
                                          ------        --------                                          ------

STOCKHOLDERS' EQUITY:
8.75% Series C Preferred Stock (2).....    59,000                                                        59,000
8.78% Series D Preferred Stock (3).....    25,000                                                        25,000
8.55% Series E Preferred Stock (4).....    30,000                                                        30,000
       % Series F Preferred Stock (5)..         -                                          40,000        40,000
Common stock (6).......................       240             15                                            255

Additional paid-in capital.............   572,273         46,181                           (1,400)       617,054

Distributions in excess of
   accumulated earnings................   (57,768)                                                       (57,768)

Accumulated other comprehensive loss...      (532)                                                          (532)

Officer and director notes for stock
   purchases...........................    (7,617)                                                        (7,617)
                                          -------       --------            ---------     -------        -------

       TOTAL STOCKHOLDERS' EQUITY......   620,596         46,196                    -      38,600        705,392
                                       ---------        --------            ---------     -------     ----------
       TOTAL CAPITALIZATION............$2,004,041   $          -             $100,000     $27,929     $2,131,970
                                       ==========   ============             ========     =======     ==========

                                      S-12

---------------------------
(1)  8.36% Series B Convertible Cumulative Preferred Stock, $.01 par value; 2,000,000 shares authorized; 2,000,000 shares issued and outstanding on a historical basis and 1,000,000 shares issued and outstanding on an as adjusted and pro forma basis; $25.00 liquidation preference.

(2)  8.75% Series C Convertible Cumulative Preferred Stock, $.01 par value; 600,000 shares authorized; 600,000 shares issued and outstanding on a historical and pro forma basis; $100.00 liquidation preference.

(3)  8.78% Series D Convertible Cumulative Preferred Stock, $.01 par value; 500,000 shares authorized; 500,000 shares issued and outstanding on a historical and pro forma basis; $100.00 liquidation preference.

(4)  8.55% Series E Convertible Cumulative Preferred Stock, $.01 par value; 300,000 shares authorized; 300,000 shares issued and outstanding on a historical and pro forma basis; $100.00 liquidation preference.

(5)  % Series F Cumulative Redeemable Preferred Stock, $.01 par value; 3,000,000 shares authorized, no shares issued and outstanding on a historical basis and 1,600,000 shares issued and outstanding on an as adjusted and pro forma basis; $25.00 liquidation preference.

(6)  Common stock, $.01 par value; 80,000,000 shares authorized; 24,010,855 issued and outstanding on a historical basis and 25,555,228 issued and outstanding on an as adjusted and pro forma basis. Does not include adjustments for outstanding options, shares or rights under our employee stock benefit plans or our stock purchase and dividend reinvestment plans, which were exercised or purchased during the period from January 1,
     2002 to March 14, 2002.


                                   THE COMPANY

         Home Properties of New York, Inc., the 10th largest apartment company in the United States, is a fully integrated, self-managed real estate investment trust. With operations in select Northeast, Midwest and Mid-Atlantic markets, we own, operate, acquire, rehabilitate and develop apartment communities.

         We were incorporated in November 1993 as a Maryland corporation. We are the general partner of Home Properties of New York, L.P., a New York limited partnership through which we own, acquire and operate most of our market rate apartments. Certain of our activities, such as residential and commercial property management for others, development activities and construction, development and redevelopment services, are carried on through the management companies. We own 95% and 99%, respectively, of the economic interest in the management companies while certain members of our management hold the remaining 5% and 1%, respectively.

         Our principal executive offices are located at 850 Clinton Square, Rochester, New York 14604. Our telephone number is (585) 546-4900.

RECENT DEVELOPMENTS

         On January 24, 2002, we sold six properties with a total of 339 units in two unrelated transactions for an aggregate sale price of approximately $13.6 million, or an average of $41,100 per unit. A gain on sale of approximately $500,000 is expected to be reported in the first quarter of 2002 from the sale of these properties. In addition, since December 31, 2001, we discontinued management of one property for a third party and we sold one property managed by us as a general partner.

         On March 1, 2002, we completed the acquisition of six of the properties in the Holiday Portfolio, containing a total of 1,031 units. We expect to close on the five remaining properties in the Holiday Portfolio under contract in the near future. The acquisition price to be paid for the 11 properties in the Holiday Portfolio, containing a total of 1,688 units, is expected to be approximately $147.3 million, which will be funded by approximately $65.0 million of assumed debt and $82.3 million of cash on hand. Ten of the properties in the Holiday Portfolio are located on Long Island, New York (four in Nassau County and six in Suffolk County) and one property is located in Kingston, Pennsylvania, a suburb of Wilkes-Barre.

         For the six properties we acquired on March 1, 2002, the total purchase price of approximately $100.3 million, including closing costs, equates to approximately $95,800 per unit. Consideration for these properties included approximately $47.0 million of assumed debt and $53.3 million in cash. The weighted average interest rate on the assumed debt is 7.4% with a weighted average maturity of 6.25 years. Cash for the closing was derived from borrowings on our line of credit (which was then repaid with the net proceeds from the offerings of our common stock in February 2002) and a portion of various non-recourse mortgage loans totaling approximately $56.7 million on six of our Properties provided by Freddie Mac through Manufacturers and Traders Trust Company. The six financed Properties (unrelated to the acquisition of the properties in the Holiday Portfolio) were financed at a weighted average fixed rate of 6.76% with a thirty-year amortization for a term of ten years. The $25.2 million proceeds of the mortgage financing not needed for the acquisition of the five properties on March 1, 2002 were used to pay down our line of credit.

         The six properties acquired from the Holiday Portfolio, all containing two story, garden-style apartments, currently are 95.2% occupied with monthly rents averaging $1,173. The unit mix at these properties consists of 32 studio units, 492 one-bedroom units, 473 two-bedroom units and 34 three-bedroom units. The buildings, built primarily in the late 1960s, have a combination of brick, brick veneer, cedar shake and aluminum siding. Five of these properties have pitched roofs. Several of these properties have balconies or wood decks. Community amenities at these properties include swimming pools, fitness or recreation centers, and laundry facilities.

         We expect to spend approximately $17.9 million over the next several years on improvements on the Holiday Portfolio properties to correct deferred maintenance, upgrade kitchens, add community centers and generally improve the properties.

         On February 14, 2002, the holder of our 8.36% Series B Convertible Cumulative Preferred Stock converted one million of its shares into 839,771 shares of our common stock, leaving outstanding an aggregate of one million shares of Series B Preferred Stock. On February 28, 2002, we closed two common equity offerings, totaling an aggregate of 704,602 shares of our common stock at a weighted average sale price of $30.99 per share and resulting in aggregate net proceeds to us of approximately $21.8 million. In one of the offerings, Salomon Smith Barney Inc. purchased 398,230 shares of our common stock at $31.01 per share generating approximately $12.3 million in net proceeds to us. Salomon Smith Barney Inc. contributed these shares of our common stock to a newly-formed unit investment trust, The Equity Focus Trusts-REIT Portfolio Series, 2002-A. In the other offering, Cohen & Steers Quality Income Realty Fund, Inc. purchased 306,372 shares of our common stock resulting in net proceeds to us of approximately $9.5 million, equivalent to a price of $30.97 per share.

OUR PORTFOLIO

         As of December 31, 2001, we operated 293 communities containing 49,745 apartment units. Of these, we owned 39,007 units in 143 communities, we partially owned and managed as general partner 8,035 units in 132 communities, and we manage for other owners 2,703 units in 18 communities. We also managed
2.2 million square feet of commercial space. While our portfolio is geographically diverse, our primary focus is in the following metropolitan areas: Baltimore, Philadelphia, Detroit, suburban Washington, D.C. and Rochester, New York.

         As of December 31, 2001, we concentrated our activities in the following market areas:


                                                   % OF          APTS.                                         %
                                       APTS.       APTS.      MANAGED AS        APTS. FEE       APT.       OWNED AND
MARKET AREA                           OWNED        OWNED    GENERAL PARTNER       MANAGED      TOTALS       MANAGED
-----------                           -----        -----    ---------------       -------      ------       -------
Baltimore, MD.......................  6,322         16.2%            -             2,158        8,480          17.0%
Philadelphia/Lehigh Valley, PA......  6,276         16.1             -                 -        6,276          12.6
Detroit, MI.........................  5,694         14.6             -               108        5,802          11.7
Suburban Washington, D.C............  4,277         11.0             -                 -        4,277           8.6
Rochester, NY.......................  2,565          6.6         1,747               365        4,677           9.4
Northern NJ.........................  2,520          6.5           352                 -        2,872           5.8
Chicago, IL.........................  2,242          5.7             -                 -        2,242           4.5
Long Island, NY.....................  1,933          5.0             -                 -        1,933           3.9
Buffalo, NY.........................  1,644          4.2           156                 -        1,800           3.6
Syracuse, NY........................  1,565          4.0         1,486                 -        3,051           6.1
South Bend, IN......................    706          1.8           168                 -          874           1.8
Albany/Hudson Valley, NY............    684          1.7           777                61        1,522           3.1
Central VA..........................    664          1.7             -                 -          664           1.3
Portland, ME........................    595          1.5             -                 -          595           1.2
Hamden, CT..........................    498          1.3             -                 -          498           1.0
Delaware............................    432          1.1             -                 -          432           0.9
Columbus, OH........................    242          0.6           948                 -        1,190           2.4
Western PA..........................     148         0.4         2,401                11        2,560           5.1
                                    --------  ----------         -----          --------      -------   -----------

   Total Number of Apartment Units.. 39,007         100.0%       8,035             2,703       49,745         100.0%
                                     ======         ======       =====             =====       ======         ======

   Total Number of Communities......    143                        132                18          293
                                        ===                        ===                ==          ===

         As a result of the transactions completed in 2002, as of March 14, 2002, we operate 291 communities containing an aggregate of 50,278 apartment units. Of these, we own 39,699 units in 143 communities, we partially own and manage as general partner 7,979 units in 131 communities, and we manage for other owners 2,600 units in 17 communities. We also manage 2.2 million square feet of commercial space.

BUSINESS AND GROWTH STRATEGIES

         Business and Operating Strategies. We will continue to focus on enhancing the investment returns of our Properties by:

          o acquiring apartment communities at prices below new construction costs to reposition for long-term growth;

          o disposing of Properties that have reached their potential or are less efficient to operate due to size or remote location;

          o reinforcing our decentralized company philosophy, encouraging employees' personal improvement and extensive training;

          o enhancing the quality of living for our residents by improving the quality of service and physical amenities;

          o readily adopting new technology to provide efficient administration and permitting maximum time spent attracting and serving residents;

          o continuing to utilize our written "Pledge" of customer satisfaction; and

          o engaging in aggressive cost controls and taking advantage of volume discounts.

         The following table illustrates our growth in the number of apartment units owned and average monthly rents while maintaining stable occupancies.



                                                             FOR THE YEARS ENDED DECEMBER 31,
                                         -----------------------------------------------------------------
                                           1997        1998           1999             2000            2001
                                           ----        ----           ----             ----            ----
"Same-Store" Occupancy (1)...........      95.3%        94.1%          94.5%            94.7%           93.7%
Same Store Avg. Monthly Rent (1).....     $600         $627           $661             $701            $776

Owned Communities....................       63           96            126              147             143
Owned Apartment Units................   14,048       23,680         33,807           39,041          39,007
-------------------------
(1)  By "same-store" we mean individual Properties held for the full 12 months of the current period and the full 12 months of the preceding period.


         Acquisition, Sale and Development Strategies. Our core strategy is to grow primarily through acquisitions in geographic regions that have:

          o enough apartments available for acquisition to achieve a critical mass;

          o    easy access to our regional offices; and

          o    minimal investment ownership by other apartment REITs.

Targeted markets also possess other characteristics similar to our existing markets, including a limited amount of new construction, acquisition opportunities below replacement costs, a mature housing stock and stable or moderate job growth. We expect that our growth will be focused in select metropolitan areas in the Northeast, Mid-Atlantic and Midwestern regions of the United States, where we have already established a presence. The major metropolitan areas where we will focus include: Baltimore, Washington, D.C., Boston, Chicago, Detroit, New York and Philadelphia. We also expect to maintain or grow our portfolios in our existing markets as economic/market conditions permit. We expect continued geographic specialization to produce operating efficiencies. We will continue to pursue the acquisition of individual properties as well as multi-property portfolios. We may also consider strategic investments in other apartment companies.

         We will continue to contemplate the sale of several of our mature communities in order to fund new acquisitions which are expected to generate higher returns on investment. During 2001, we completed the sale of 14 communities with a total of 2,855 units for an aggregate consideration of approximately $122.0 million. The properties sold were either in slower growth markets or less efficient to operate due to their remote locations and/or smaller size. We reinvested proceeds from the sale of these properties, which were expected to produce an unleveraged internal rate of return ("IRR") from 9% to 10%, by purchasing properties expected to produce an unleveraged IRR of at least 12% and by repurchasing 1.2 million shares of our common stock and Units in the operating partnership at an aggregate cost of $32.5 million, or an average of $27.08 per share/Unit.

         We have also identified seven Properties with over 1,700 units for potential sale during 2002 with an estimated aggregate value of approximately $100.0 million. These Properties are spread over several of our markets and are less efficient to operate due to their remote locations and/or their smaller size. We will not sell any of these Properties unless we achieve targeted prices at levels which would allow us to reinvest the proceeds from such sales at higher returns by making acquisitions with repositioning potential.

         Effective December 31, 2000, we sold our affordable housing development operations to Conifer Realty, LLC. In connection with the sale, we retained the property management operations for 8,325 apartment units in 136 existing affordable communities. These activities are expected to generate ongoing management fees, incentive management fees and participation in residual value. They also increase our volume purchasing ability and position us to build market rate or affordable communities when, and if, market factors warrant.

         Financing and Capital Strategies. We intend to adhere to the following financing policies:

          o maintaining a ratio of debt-to-total market capitalization (our total debt as a percentage of the market value of our outstanding diluted common stock and Units plus total debt) of approximately 50% or less;

          o    utilizing primarily fixed rate debt;

          o varying debt maturities to avoid significant exposure to interest rate changes upon refinancing; and

          o maintaining a line of credit so that we can respond quickly to acquisition opportunities.

         At December 31, 2001, our outstanding debt was approximately $993.0 million and our debt-to-total market capitalization ratio was 41%, based on the December 31, 2001 closing price of our common stock of $31.60 per share. The weighted average interest rate on our mortgage debt as of December 31, 2001 was 7.2% and the weighted average maturity was approximately ten years. Our debt maturities are staggered, ranging from August 2002 through June 2036. As of December 31, 2001, we had a $100 million unsecured line of credit from M&T Bank. This line of credit is available for acquisitions and other corporate purposes. Borrowings under this line of credit bear interest at a rate equal to 1.25% over the one-month LIBOR rate. As of December 31, 2001, we had approximately $33.0 million in outstanding borrowings on this line of credit.

         We expect to continue to fund a significant portion of our continued growth by taking advantage of our operating partnership structure by using Units as currency in acquisition transactions. We issued Units valued at approximately $19.0 million as partial consideration in acquisition transactions during 2001.

         We also intend to continue to pursue other equity transactions to raise capital with limited transaction costs. Our Dividend Reinvestment and Direct Stock Purchase Plan has provided an inexpensive source of equity, allowing purchases up to $1,000 a month at a discount of 2%. Through discretionary use of waivers of the investment limit, we have balanced capital raising desires with limiting dilution when our stock price was at or below our estimate of net asset value.

         We have also adopted a strategy to repurchase shares of our common stock and Units of the operating partnership when our common stock is trading at a discount to our estimate of the underlying net asset value, thereby continuing to build value for long-term shareholders. We have authority from our Board of Directors to purchase from time to time an additional 1,135,800 shares of common stock and/or Units in the operating partnership in open market or privately negotiated transactions.

                             SELECTED FINANCIAL DATA

         The following table contains selected historical operating, balance sheet and other data as of and for the years ended December 31, 2001, 2000, 1999, 1998 and 1997, derived from our audited financial statement for those years. Since this is only selected information, you should read it in conjunction with the more detailed information contained in our consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference in this prospectus supplement.


                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                     -------------------------------------------------------------
                                                          2001         2000         1999        1998          1997
                                                          ----         ----         ----        ----          ----
                                                              (Dollars in thousands, except per share data)
OPERATING DATA:
Revenues:
    Rental income..................................   $348,914     $298,860     $217,591    $137,557       $64,002
    Other income..................................      18,609       20,188       16,872      11,686         5,695
                                                     ---------     --------     --------    --------       -------
          Total revenues..........................     367,523      319,048      234,463     149,243        69,697
                                                     ---------    --------      --------    --------       -------

Expenses:
    Operating and maintenance....................      145,558      128,034       95,200      63,136        31,317
    General and administrative.................         18,614       13,235       10,696       6,685         2,255
    Interest...................................         66,446       56,792       39,558      23,980        11,967
    Depreciation and amortization..............         64,890       52,430       37,350      23,191        11,200
    Loss on available-for-sale securities..........          -            -        2,123           -             -
    Non-recurring acquisition expense..............          -            -        6,225           -             -
                                                      --------     -------      --------     -------       --------
          Total expenses.........................      295,508      250,491      191,152     116,992        56,739
                                                      --------     --------     --------     -------        ------

Income before gain (loss) on disposition of
    property and business, minority interest
    and extraordinary item                              72,015      68,557        43,311      32,251        12,958
Gain (loss) on disposition of property and business     26,241      (1,386)          457           -        (1,283)
                                                      --------    --------      --------    --------       -------
Income before minority interest and
    extraordinary item..........................        98,256       67,171       43,768      32,251        11,675
Minority interest..................................     33,682       25,715       17,390      12,603         4,248
                                                     ---------    ---------     --------    --------       -------
Income before extraordinary item.................       64,574       41,456       26,378      19,648         7,427
Extraordinary item, prepayment penalties,
    net of allocation to minority interest.........       (68)           -           (96)       (960)       (1,037)
                                                     ---------    --------      --------    --------       -------

Net income........................................      64,506      41,456        26,282      18,688         6,390
Preferred dividends................................    (17,681)    (12,178)       (1,153)          -             -
                                                      --------    --------      --------    --------       -------
Net income available to common stockholders........    $46,825      $29,278      $25,129     $18,688        $6,390
                                                       =======      =======      =======     =======       ======-

Net income before extraordinary item per common share:
  Basic.........................................         $2.12       $1.42         $1.35       $1.41         $1.00
                                                         =====       =====         =====       =====         =====
  Diluted........................................        $2.11       $1.41         $1.34       $1.40         $ .98
                                                         =====       =====         =====       =====         =====

Net income per common share:
  Basic..........................................        $2.12       $1.42         $1.34       $1.34         $ .86
                                                         =====       =====         =====       =====         =====
  Diluted........................................        $2.11       $1.41         $1.34       $1.33         $ .84
                                                         =====       =====         =====       =====         =====

Cash dividends declared per common share.........        $2.31       $2.16         $1.97       $1.83         $1.74
                                                         =====       =====         =====       =====         =====



                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                    --------------------------------------------------------------
                                                          2001         2000         1999        1998          1997
                                                          ----         ----         ----        ----          ----
                                                              (Dollars in thousands, except per share data)
BALANCE SHEET DATA (AT PERIOD END):
Real estate, before accumulated depreciation....... $2,135,078  $1,895,269    $1,480,753    $940,788      $525,128
Total assets.......................................  2,063,789   1,871,888     1,503,617   1,012,235       543,823
Total debt.........................................    992,858     832,783       669,701     418,942       218,846
8.36% Series B Convertible Cumulative
     Preferred Stock...............................     48,733      48,733        48,733           -             -
Stockholders' equity...............................    620,596     569,528       448,390     361,956       151,432

OTHER DATA:
Funds from operations (1).........................    $136,604    $120,854       $80,784     $55,966       $24,345
Cash available for distribution (2)................   $120,994    $107,300       $78,707     $49,044       $21,142
Net cash provided by operating activities..........   $148,389    $127,197       $90,526     $60,548       $27,285
Net cash used in investing activities.............. ($139,106)   ($178,445)    ($190,892)  ($297,788)   ($102,460)
Net cash (used in) provided by financing activities    ($9,013)    $56,955       $71,662    $266,877       $77,461
Weighted average number of common shares outstanding:
  Basic............................................ 22,101,027  20,639,241    18,697,731  13,898,221     7,415,888
  Diluted.......................................... 22,227,521  20,755,721    18,800,907  14,022,329     7,558,167

Total communities owned at end of period...                143          147          126          96            63
Total apartment units owned at end of period....        39,007       39,041       33,807      23,680        14,048

-------------------------------------
(1)  Our management considers FFO to be an appropriate measure of performance of an equity REIT. FFO is generally defined as net income (loss) before gains (losses) from the sale of property and business and extraordinary items, before minority interest in the operating partnership, plus real estate depreciation. Our management believes that in order to facilitate a clear understanding of the combined historical operating results of the company, FFO should be considered in conjunction with net income as presented in the consolidated financial statements included elsewhere herein. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indication of our performance or to cash flow as a measure of liquidity. All REITs may not be using the same definition for FFO.
     Accordingly, the presentation above may not be comparable to other similarly titled measures of "FFO" of other
     REITs.

(2)  "Cash available for distribution" is defined as FFO less an annual reserve for anticipated recurring, non-revenue generating capitalized costs of $400 ($375 for 1998-2000, $350 for 1997) per apartment unit. It is our policy to fund our investing activities and financing activities with the proceeds of our line of credit, new debt, by the issuance of additional Units, or proceeds from property dispositions. We believe that because this calculation begins with FFO, it is appropriate to present this measure of performance.


          DESCRIPTION OF SERIES F CUMULATIVE REDEEMABLE PREFERRED STOCK

         The following is a summary of the material terms and provisions of the Series F Preferred Stock . The Series F Preferred Stock is more completely described in the articles supplementary to our Articles of Incorporation establishing the Series F Preferred Stock, which is available from us and is incorporated into this prospectus supplement by reference. This description of the particular terms of the Series F Preferred Stock supplements the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus. However, if the terms set forth herein differ from the terms set forth in the accompanying prospectus, you should rely on the terms set forth below.

GENERAL

         Under our Articles of Incorporation, we are currently authorized to issue up to 100 million shares of our capital stock, including common stock and preferred stock. As of December 31, 2001, 80 million shares were classified as common stock, 10 million shares were classified as preferred stock and 10 million shares were classified as excess stock.

         We are authorized to issue shares of preferred stock in one or more series, with such designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, in each case, if any, as are permitted by Maryland law and as our Board of Directors may determine by resolution. See "Description of Preferred Stock" in the accompanying prospectus.

         Prior to the completion of this offering, our Board of Directors will adopt articles supplementary to our Articles of Incorporation determining the number and terms of a series of preferred stock that will be designated " % Series F Cumulative Redeemable Preferred Stock." Up to 3,000,000 shares of Series F Preferred Stock will be authorized. As of the date of this prospectus supplement, no shares of Series F Preferred Stock are outstanding. Our other authorized series of preferred stock are described in this prospectus supplement under the heading "Capitalization" and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

MATURITY

         The Series F Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, except as described under "Description of Capital Stock - Restrictions on Transfer" in the accompanying prospectus.

RANKING

         The Series F Preferred Stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

         o senior to all classes or series of our common stock and to all other equity securities ranking junior to the Series F Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up (collectively, the "Junior Stock");

         o on a parity with the other series of our outstanding preferred stock and any other equity securities authorized or designated by us, the terms of which specifically provide that such equity securities rank on a parity with the Series F Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up (collectively, the "Parity Stock"); and

         o junior to all of our existing and future indebtedness and to any class or series of equity securities authorized or designated by us in the future which specifically provides that such class or series ranks senior to the Series F Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up (collectively, the "Senior Stock").

DIVIDENDS

         Subject to the rights of series of preferred stock which may from time to time come into existence, holders of shares of the Series F Preferred Stock will be entitled to receive, when and as declared by our Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of % per year of the Liquidation Preference (as defined below) per share (equivalent to a fixed annual amount of $ per share).

         Dividends on the Series F Preferred Stock will be cumulative from the date of original issue and will be payable quarterly in arrears on or about February 28th, May 31st, August 31st and November 30th of each year or, if any such day is not a business day, then on the next succeeding business day. The first dividend will be paid on or about May 31, 2002 and will be for less than a full quarter. Dividends payable on the Series F Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which will be the same date set for any quarterly dividend payable to holders of our common stock or on such other date designated by our Board of Directors that is not more than 30 nor less than 10 days prior to the applicable dividend payment date (each, a "Dividend Record Date"). The first Dividend Record Date for determination of stockholders entitled to receive dividends on the Series F Preferred Stock is expected to be , 2002.

         No dividends on shares of the Series F Preferred Stock may be declared by our Board of Directors or paid or set apart for payment by us at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment is restricted or prohibited by law.

         Notwithstanding the foregoing, dividends on the Series F Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series F Preferred Stock will accumulate as of the dividend payment date on which they became payable.

         When dividends are not paid in full upon the Series F Preferred Stock or any Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series F Preferred Stock and any Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series F Preferred Stock and accumulated, accrued and unpaid on such Parity Stock. Except as set forth in the preceding sentence, unless dividends on the Series F Preferred Stock equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and are sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past dividend periods and the then current dividend period, no dividends shall be declared or paid or set apart for payment by us and no other distribution of cash or other property may be declared or made, directly or indirectly, by us with respect to any Parity Stock. Unless dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series F Preferred Stock and any Parity Stock have been declared and paid, or declared and a sum sufficient for the payment thereof has been set apart for such payment, for all past dividend periods and the then current dividend period, no dividends (other than dividends or distributions paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) may be declared or paid or set apart for payment by us and no other distribution of cash or other property may be declared or made, directly or indirectly, by us with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of common stock made for purposes of any of our employee incentive or benefit plans) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by us (except by conversion into or exchange for shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock.

         No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series F Preferred Stock which may be in arrears.

         Any dividend payment made on the Series F Preferred Stock will first be credited against the earliest accrued but unpaid dividend due which remains payable.

LIQUIDATION PREFERENCE

         Subject to the rights of other series of preferred stock which may from time to time come into existence, upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before we make or set apart any payment or distribution for the holders of any shares of Junior Stock, the holders of shares of Series F Preferred Stock shall be entitled to be paid out of assets legally available for distribution to our stockholders a liquidation preference of $25.00 per share (the "Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders. Until the holders of the Series F Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment shall be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of our affairs. If upon any liquidation, dissolution or winding up of our affairs, our available assets, or proceeds thereof, shall be insufficient to pay in full the amount of the liquidation distributions on all outstanding shares of Series F Preferred Stock and the corresponding amounts payable on any other shares of Parity Stock, then such available assets, or the proceeds thereof, shall be distributed among the holders of Series F Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series F Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of our affairs shall not include our consolidation or merger with one or more corporations, a sale or transfer of all or substantially all of our assets, or a statutory share exchange. Upon any liquidation, dissolution or winding up of our affairs, after payment shall have been made in full to the holders of Series F Preferred Stock and any Parity Stock, any other series or class or classes of Junior Stock shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series F Preferred Stock and any Parity Stock shall not be entitled to share therein.

OPTIONAL REDEMPTION

         We may not redeem the Series F Preferred Stock before March , 2007, except in certain limited circumstances relating to maintaining our ability to qualify as a REIT for federal income tax purposes as described under "Description of Capital Stock - Restrictions on Transfer" in the accompanying prospectus. On and after March , 2007, we may, at our option upon not less than 30 nor more than 60 days written notice, redeem shares of the Series F Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to 100% of the Liquidation Preference, plus all accumulated, accrued and unpaid dividends thereon, if any, to the date fixed for redemption (except as provided below), without interest.

         Holders of Series F Preferred Stock to be redeemed will be required to surrender such Series F Preferred Stock at the place designated in such notice and will be entitled to the redemption price and any accumulated, accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series F Preferred Stock has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any shares of Series F Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series F Preferred Stock, such shares of Series F Preferred Stock will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series F Preferred Stock is to be redeemed, the Series F Preferred Stock to be redeemed will be selected on a pro rata basis (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by us. Our ability to redeem Series F Preferred Stock is subject to the limitation on distributions in the Maryland General Corporation Law.

         Unless dividends equal to the full amount of all accumulated, accrued and unpaid dividends on all outstanding shares of Series F Preferred Stock have been declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, for all past dividend periods and the then current dividend period, no shares of Series F Preferred Stock or Parity Stock may be redeemed unless all outstanding shares of Series F Preferred Stock are simultaneously redeemed and we will not have the right to purchase or otherwise acquire, directly or indirectly, any shares of Series F Preferred Stock (except by exchange for Junior Stock); provided, however, that the foregoing shall not prevent the exchange by us of Series F Preferred Stock or Parity Stock for an equal number of shares of our excess stock in order to ensure that we continue to meet the requirements for qualification as a REIT for federal income tax purposes as described under "Description of Capital Stock - Restrictions on Transfer" in the accompanying prospectus, or the purchase or acquisition of shares of Series F Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series F Preferred Stock.

         Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by us not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series F Preferred Stock to be redeemed at their respective addresses as they appear on our stock transfer records. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series F Preferred Stock except as to the holder to whom notice was defective or not given. Each notice will state:

          o    the redemption date;

          o    the redemption price;

          o    the number of shares of Series F Preferred Stock to be redeemed;

          o the procedures with respect to redemption of uncertificated shares or place or places where certificates for shares of the Series F Preferred Stock are to be surrendered for payment of the redemption price; and

          o that dividends on the shares to be redeemed will cease to accrue on such redemption date.

If less than all of the Series F Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder will also specify the number of shares of Series F Preferred Stock held by such holder to be redeemed.

         On any redemption of Series F Preferred Stock, we will pay, in cash, any accumulated, accrued and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding dividend payment date, in which case each holder of Series F Preferred Stock at the close of business on such Dividend Record Date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares between such Dividend Record Date and the corresponding dividend payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series F Preferred Stock which may have been called for redemption.

         The Series F Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that we continue to meet the requirements for qualification as a REIT for federal income tax purposes, Series F Preferred Stock acquired by a stockholder in excess of our 8.0% ownership limit will automatically be exchanged for shares of our excess stock. See "Description of Capital Stock - Restrictions on Transfer" in the accompanying prospectus.

         Subject to applicable law and the limitation on purchases when dividends on the Series F Preferred Stock are in arrears, we may, at any time and from time to time, purchase any shares of Series F Preferred Stock in the open market, by tender or by private agreement.

VOTING RIGHTS

         Holders of shares of Series F Preferred Stock will not have any voting rights, except as set forth below and except as otherwise required by applicable law.
         If we do not declare and pay dividends on our Series F Preferred Stock or any Parity Stock for six or more quarterly periods, whether or not consecutive, or if we do not satisfy the fixed charge coverage ratio described below for six consecutive quarterly periods, the number of directors then constituting our Board of Directors shall be increased by two, if not already increased by reason of similar types of provisions with respect to any Parity Stock which is entitled to similar voting rights (the "Voting Preferred Stock"), and the holders of shares of Series F Preferred Stock, together with the holders of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single class regardless of series, will be entitled to vote for the election of the two additional directors at any annual meeting of stockholders or at a special meeting of the holders of the Series F Preferred Stock and the Voting Preferred Stock called for that purpose. We must call such special meeting upon the request of any holder of Series F Preferred Stock. A quorum for any such meeting will be deemed to exist if at least a majority of the outstanding shares of the Series F Preferred Stock and the Voting Preferred Stock then entitled to exercise similar voting rights are represented in person or by proxy at such meeting. Such additional directors will be elected upon the affirmative vote of a plurality of the shares of Series F Preferred Stock and Voting Preferred Stock present and voting in person by proxy at a duly called and held meeting at which a quorum is present.

         Whenever dividends in arrears on outstanding shares of the Series F Preferred Stock and the Voting Preferred Stock shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, or whenever we have a fiscal quarter where the fixed charge coverage covenant is met, as the case may be, then the right of the holders of the Series F Preferred Stock and the Voting Preferred Stock to elect the additional two directors shall cease and the terms of office of such directors will terminate and the number of directors constituting our Board of Directors will be reduced accordingly.

         The affirmative vote or consent of at least 66 2/3% of the votes entitled to be cast by the holders of the outstanding shares of Series F Preferred Stock will be required to effect:

          o Any amendment, alteration or repeal of any of the provisions of our Articles of Incorporation, our bylaws, or our articles supplementary, that materially and adversely affects the powers, rights or preferences of the holders of the Series F Preferred Stock; provided, however, that the amendment of the provisions of our Articles of Incorporation so as to authorize or create or increase the authorized amount of any shares of Junior Stock or any shares of Parity Stock shall not be deemed to materially adversely affect the powers, rights or preferences of the Series F Preferred Stock; or

          o A share exchange that affects the Series F Preferred Stock, a consolidation with or merger of the company into another entity, or a consolidation with or merger of another entity into the company, unless in each such case each share of Series F Preferred Stock (i) shall remain outstanding without a material and adverse change to its terms and rights or (ii) shall be converted into or exchanged for preferred stock of the surviving entity having preferences, rights, powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of the Series F Preferred Stock (except for changes that do not materially and adversely affect the holders of the Series F Preferred Stock); or

          o The authorization, reclassification or creation of, or the increase in the authorized or issued amount of, any class or series of Senior Stock or any security convertible into any class or series of Senior Stock; or

          o Any increase in the authorized amount of shares of Series F Preferred Stock or decrease in the authorized amount of shares of Series F Preferred Stock below the number of shares then issued and outstanding;

provided, however, that no such vote of the holders of the Series F Preferred Stock shall be required if, at or prior to the time such amendment, alteration or repeal is to take effect or the issuance of any such Senior Stock or security convertible into Senior Stock is to be made, as the case may be, provisions are made for the redemption of all outstanding shares of Series F Preferred Stock.

FIXED CHARGE COVERAGE COVENANT

         For each fiscal quarterly period, we will maintain a ratio of EBITDA, calculated as described below, to fixed charges of greater than 1.75 to 1.0. This ratio is called a "fixed charge coverage ratio." EBITDA is our consolidated income before gain (loss) on disposition of property and business, minority interest and extraordinary item, before giving effect to expenses for interest, taxes, depreciation and amortization. "fixed charges" means "total interest expense" and all dividends declared and payable on our preferred stock and preferred Units of the operating partnership, other than the preferred Units which we hold which have the same distribution and liquidation preferences as our preferred stock. "Total interest expense" means our consolidated interest paid during the quarter plus any accrued or capitalized interest expense for that period. This covenant is contained in our articles supplementary with respect to the Series F Preferred Stock. Within 45 days after the end of each of our first three quarters of the year, and within 90 days after the end of our fourth quarter, we will file a report under the Exchange Act including information on the calculation of the fixed charge coverage ratio. If we fail to maintain the ratio for six or more consecutive fiscal quarters, the holders of the Series F Preferred Stock, together with certain other holders of our preferred stock, will be entitled to elect two directors to our Board of Directors until we again complete a quarter in compliance with the ratio. See "- Voting Rights" above. For the past four fiscal quarters, our fixed charge coverage ratio was 2.10:1 for the first quarter of 2001, 2.45:1 for the second quarter of 2001, 2.52:1 for the third quarter of 2001, and 2.52:1 for the fourth quarter of 2001.

         We will remain subject to the fixed charge coverage covenant until the earliest of: (i) a class of our senior unsecured debt is rated BBB or higher by Fitch, Inc., (ii) we are merged into a company with such a rating, or (iii) if Fitch, Inc. is no longer generally issuing ratings with respect to real estate investment trusts comparable to us, a class of our senior unsecured debt is rated BBB by Standard & Poors Corporation or Baa2 by Moody's Investors Service, Inc. We do not have any current plans to issue rated unsecured debt.

CONVERSION

         The Series F Preferred Stock is not convertible into or exchangeable for any of our other property or securities, except that the shares of Series F Preferred Stock may be exchanged for shares of our excess stock in order to ensure that we remain qualified as a REIT for federal income tax purposes.

FORM

         The Series F Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depositary Trust Company except under limited circumstances.

TRANSFER AGENT

         The registrar and transfer agent for the Series F Preferred Stock will be Mellon Financial Services.

         The shares of Series F Preferred Stock are subject to certain restrictions on ownership and transfer which are described under "Description of Capital Stock - Restrictions on Transfer" in the accompanying prospectus.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following summary of certain federal income tax considerations regarding an investment in Series F Preferred Stock is based on current law, is for general information only and is not tax advice. This summary supersedes the discussion set forth in the accompanying prospectus under the heading "Federal Income Tax Considerations."

         The information in this section is based on the Code as currently in effect, current, temporary and proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the IRS, including its practices and policies as expressed in private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received such rulings, and court decisions, all as of the date of this prospectus. There is no assurance that future legislation, Treasury Regulations, administrative interpretations and practices or court decisions will not adversely affect existing interpretations. Any change could apply retroactively to transactions preceding the date of the change.

         We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment and the statements in this prospectus supplement are not binding on the IRS or a court of law. Thus, we can provide no assurance that these statements will not be challenged by the IRS or sustained by a court of law if challenged by the IRS. The tax treatment to holders of our capital stock will vary depending on a holder's particular situation and this discussion does not purport to deal with all aspects of address all tax considerations applicable to prospective investors, nor does the discussion give a detailed description of any state, local, or foreign tax considerations. This discussion does not describe all of the aspects of federal income taxation that may be relevant to a holder of common stock or prospective stockholder in light of his or her personal investments or tax particular circumstances, or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws except to the extent discussed under the headings "Taxation of Tax-Exempt Stockholders" and "Taxation of Non-U.S. Stockholders." Stockholders subject to special treatment include, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations, stockholders holding securities as part of a conversion transaction or hedge or hedging transaction or as a position in a straddle for tax purposes, foreign corporations and persons who are not citizens or residents of the United States.

         In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to holders of our Series F Preferred Stock. If we meet the detailed requirements in the Code for qualification as a REIT, which are summarized below, we will be treated as a REIT for federal income tax purposes. In this case, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that generally results from investments in a corporation. Double taxation refers to the imposition of corporate level tax on income earned by a corporation and taxation at the shareholder level on funds distributed to a corporation's shareholders. If we fail to qualify as a REIT in any taxable year, we would not be allowed a deduction for dividends paid to our stockholders in computing taxable income and would be subject to federal income tax at regular corporate rates. Unless entitled to relief under specific statutory provisions, we would be ineligible.

         Each prospective purchaser is advised to consult with his or her own tax advisor regarding the specific tax consequences to him or her of the purchase, ownership and sale of Series F Preferred Stock in an entity electing to be taxed as a REIT. Each prospective purchaser should consult his or her own tax advisor regarding the specific tax consequences of the purchase, ownership and sale of common stock real estate investment trust, including the federal, state, local, foreign and other tax consequences of such purchase, ownership and sale and of potential changes in applicable tax laws.

TAXATION OF HOME PROPERTIES

         General. We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1994. We believe we have been organized and have operated in a manner so as to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 1994. We intend to continue to operate in this manner. However, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code. Accordingly, there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. Further, legislative, administrative or judicial action may change, perhaps retroactively, the anticipated income tax treatment described in this prospectus. See " - Failure to Qualify."

         In the opinion of Nixon Peabody LLP, commencing with its taxable year ended December 31, 1994, Home Properties was organized in conformity with the requirements for qualification as a REIT, and its method of operation has enabled it to meet the requirements for qualification and taxation as a REIT under the Code and its proposed method of operation will enable it to continue to so qualify. This opinion is based on certain assumptions and is conditioned upon certain representations made by us as to certain factual matters relating to our organization, manner of operation, income and assets. Nixon Peabody LLP is not aware of any facts or circumstances that are inconsistent with these assumptions and representations. Our qualification and taxation as a REIT will depend upon satisfaction of the requirements necessary to be classified as a REIT, discussed below, on a continuing basis. Nixon Peabody LLP will not review compliance with these tests on a continuing basis. Therefore, no assurance can be given that we will satisfy such tests on a continuing basis.

         The sections of the Code that relate to the qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code, and these rules and these regulations.

         If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that generally results from investment in a corporation. However, we will be subject to federal income tax as follows:

         First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains; provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. A REIT's "REIT taxable income" is the otherwise taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid.

         Second, we may be subject to the "alternative minimum tax" on our items of tax preference under some circumstances.

         Third, if we have (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income. Foreclosure property is defined generally as Property we acquired through foreclosure or after a default on a loan secured by the Property or a lease of the Property.

         Fourth, we will be subject to a 100% tax on any net income from prohibited transactions. Prohibited transactions generally include sales or other dispositions of Property held primarily for sale to customers in the ordinary course of business, other than the sale or disposition of foreclosure property.

         Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test but have maintained our qualification as a REIT because we satisfied other requirements, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test multiplied by (b) a fraction intended to reflect our profitability. The gross income tests are discussed below.

         Sixth, if we fail to distribute during each calendar year at least the sum of: 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year, and any undistributed taxable income from prior periods, then we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

         Seventh, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the acquired asset in our hands is determined by reference to the basis of such asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of such asset during the ten-year period beginning on the date on which we acquired the asset, then we will be subject to tax at the highest regular corporate tax rate on this gain to the extent of the "built-in-gain" of the asset. The built-in-gain of an asset equals the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, determined as of the date we acquired the asset from the C corporation. A C corporation is generally a corporation subject to full corporate-level tax. The results described in this paragraph with respect to the recognition of built-in gain assume that we will not make an election pursuant to temporary and proposed Treasury Regulations to have such gain taxed currently upon such an acquisition.

         Eighth, we will be subject to a 100% tax on amounts received through arrangements between us, our tenants and a taxable REIT subsidiary (as defined below) that are not arm's length.

         Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association that:

          (1)  is managed by one or more trustees or directors;

          (2) uses transferable shares or transferable certificates to evidence beneficial ownership;

          (3) would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

          (4) is not a financial institution referred to in Section 582(c) of the Code or an insurance company to which subchapter L of the Code applies;

          (5)  is beneficially owned by 100 or more persons;

          (6) during the last half of each taxable year not more than 50% in value of its outstanding stock is owned, actually or constructively, by five or fewer individuals, as defined in the Code to include the entities set forth in Section 542(a)(2) of the Code; and

          (7) meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

         The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election made to be taxed as a REIT. For purposes of condition (6), pension funds and some other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of pension funds. We have satisfied condition (5) and believe that we have sufficient diversity of ownership to satisfy condition (6). In addition, our articles of incorporation provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and
(6) above. These ownership and transfer restrictions are described in "Restrictions on Transfer" in the accompanying prospects. Primarily, though not exclusively, as a result of fluctuations in value among the different classes of our stock, these restrictions may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, our status as a REIT could terminate. However, if we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See "- Failure to Qualify."

         In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

         Taxable REIT Subsidiaries. A taxable REIT subsidiary is a corporation other than a REIT in which we directly or indirectly hold stock and that has made a joint election with us to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary of ours owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. However, a taxable REIT subsidiary does not include certain health care and lodging facilities. A taxable REIT subsidiary is subject to regular federal income tax, and state and local income tax where applicable, as a regular "C" corporation. In addition, a taxable REIT subsidiary of ours may be limited in its ability to deduct interest paid to us, or we may be subject to a 100% excise tax on payments between us and our taxable REIT subsidiaries to the extent such payments exceed amounts that would be paid to unrelated parties in an arms-length transaction. We jointly made our election with the Management Companies for such entities to be treated as taxable REIT subsidiaries of ours effective January 1, 2001.

         Qualified REIT Subsidiaries. If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

         Ownership of a Partnership Interest. In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership. Also, a partner in a partnership will be deemed to be entitled to the income of the partnership attributable to its proportionate share. The character of the assets and gross income of the partnership retains the same character in the hands of Home Properties for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets, liabilities and items of income of the operating partnership, including the operating partnership's share of these items for any partnership or limited liability company, are treated as our assets, liabilities and items of income for purposes of applying the requirements described in this prospectus.

         We have included a summary of the rules governing the federal income taxation of partnerships and their partners below in " - Tax Aspects of the Operating Partnership." We have direct control of the operating partnership and will continue to operate it consistent with the requirements for our qualification as a REIT.

         Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, each taxable year we must derive at least 75% of our gross income from investments relating to real property or mortgages on real property, including "rents from real property" and, in specific circumstances, interest, or from particular types of temporary investments. Gross income from prohibited transactions is excluded for purposes of determining if we satisfy this test. Second, each taxable year we must derive at least 95% of our gross income from the real property investments previously described, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Gross income from prohibited transactions is excluded for purposes of determining if we satisfy this test.

         The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met.

         First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

         Second, the Code provides that rents received from a "related party tenant" will not qualify as "rents from real property" in satisfying the gross income tests. A related party tenant is generally a tenant that we, or one or more actual or constructive owners of 10% or more of us, actually or constructively own in the aggregate 10% or more of such tenant.

         Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as "rents from real property."

         Finally, for rents received to qualify as "rents from real property," we are allowed only to directly provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Income received from any other services will be treated as "impermissible tenant service income" unless the services are provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income with respect to a particular service is deemed to be the greater of the amount actually received by us for that particular service or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

         It is expected that our real estate investments will continue to give rise to income that will enable us to satisfy all of the income tests described above. Substantially all of our income will be derived from its interest in the operating partnership, which will, for the most part, qualify as "rents from real property" for purposes of the 75% and the 95% gross income tests. We generally do not and do not intend to:

          o charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a percentage of receipts or sales, as described above;

          o rent any property to a related party tenant (except for leases to a taxable REIT subsidiary);

          o derive rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

          o perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom we derive no revenue or through a taxable REIT subsidiary.

         Notwithstanding the foregoing, we may have taken and may continue to take the actions set forth above to the extent these actions will not, based on the advice of our tax counsel, jeopardize our status as a REIT.

         We may receive certain types of income with respect to the properties we own that will not qualify for the 75% or 95% gross income test. In addition, dividends received from stock in any non-controlled subsidiaries or taxable REIT subsidiaries will not qualify under the 75% gross income test. We believe, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% income tests.

         If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under specific provisions of the Code. Generally, we may avail ourselves of the relief provisions if:

          o our failure to meet these tests was due to reasonable cause and not due to willful neglect;

          o we attach a schedule of the sources of our income to our federal income tax return; and

          o any incorrect information on the schedule was not due to fraud with intent to evade tax.

         It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on non-qualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If we fail to satisfy the gross income tests and these relief provisions do not apply, we will not qualify as a REIT. As discussed above in "- Taxation of Home Properties - General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our excess net income. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite our periodic monitoring of our income.

         Prohibited Transaction Income. Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by the operating partnership, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction.

         The operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating its properties and to make occasional sales of the properties as are consistent with the operating partnership's investment objectives. However, the IRS may contend that one or more of these sales is subject to the 100% penalty tax.

         Asset Tests. At the close of each quarter of our taxable year, we also must satisfy certain tests relating to the nature and diversification of our assets.

         First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. Our real estate assets include, for purposes of this test, our allocable share of real estate assets held by the partnerships in which we own an interest and the non-corporate subsidiaries of those partnerships, as well as stock or debt instruments held for one year or less that are purchased with the proceeds of an offering of shares or long-term (at least five years) debt.

         Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test.

         Third, except for investments in REITs, qualified REIT subsidiaries, taxable REIT subsidiaries, and qualified debt, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

         Fourth, except for investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, Home Properties may not own more than 10% of any one issuer's outstanding voting securities.

         Fifth, except for investments in REITs, qualified REIT subsidiaries, taxable REIT subsidiaries, and qualified debt, we may not own more than 10% of the total value of the outstanding securities of any one issuer.

         Sixth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

         After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We have maintained and will continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

         Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

          o    the sum of:

               o 90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain, and

               o 90% of the after tax net income, if any, from foreclosure property;

          o    minus:

               o the excess of the sum of particular items of noncash income over 5% of "REIT taxable income" as described above.

         These distributions must be declared and paid in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. These distributions are taxable to holders of our stock, other than tax-exempt entities, as discussed below, in the year in which paid, subject to an exception for dividends with declaration and record dates falling the in the last three months of the calendar year, and paid by the end of the January immediately following such year. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. In order to qualify for a dividends paid deduction, amounts distributed must not be preferential (e.g., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class).

         To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. We have made and intend to make timely distributions sufficient to satisfy the annual distribution requirements. We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. In this regard, the Partnership Agreement of the operating partnership authorizes us, as general partner, to take such steps as may be necessary to cause the operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends. Under specific circumstances identified in the Code, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

         Furthermore, if we should fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of:

          o    85% of our REIT ordinary income for such year;

          o    95% of our REIT capital gain income for the year; and

          o    any undistributed taxable income from prior periods;

we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

         Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

FAILURE TO QUALIFY

         If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders.

         In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits, and subject to limitations identified in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be ineligible to be taxed as a REIT for the four tax years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

         As used below, the term "U.S. stockholder" means a holder of shares of common stock who, for United States federal income tax purposes: is a citizen or resident of the United States; is a corporation, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia; is an estate the income of which is subject to United States federal income taxation regardless of its source; or is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, are also considered U.S. stockholders.

         Distributions Generally. As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income. For purposes of determining whether distributions to our stockholders are out of current or accumulated earnings and profits, our earnings and profits will be first allocated to holders of preferred stock, and second to holders of common stock. These distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. To the extent that we make distributions, other than capital gain dividends discussed below, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted basis which each U.S. stockholder has in his or her shares of stock for tax purposes by the amount of the distribution. This reduction will not, however, reduce a holder's adjusted basis below zero. Distributions in excess of a U.S. stockholder's adjusted basis in his or her shares will be taxable as capital gain, provided that the shares have been held as a capital asset. In addition, these distributions will be taxable as long-term capital gain if the shares have been held for more than one year.

         Dividends that we declare in October, November, or December of any year and that are payable to a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 30 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

         Capital Gain Distributions. Distributions that we properly designate as capital gain dividends will be taxable to U.S. stockholders as gains, to the extent that they do not exceed our actual net capital gain for the taxable

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year, from the sale or disposition of a capital asset. Capital gain dividends are taxed to U.S. stockholders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period the stockholder has held its shares. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. U.S. stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income.

         Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any "passive losses" against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment income limitation. Gain arising from the sale or other disposition of our shares, however, will not be treated as investment income under some circumstances.

         Retention of Net Long-Term Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a U.S. stockholder generally would: include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls subject to limitations as to the amount that is includable; be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder's long-term capital gains; receive a credit or refund for the amount of tax deemed paid by it; increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

         Classification of Capital Gain Dividend. We will classify portions of any designated capital gain dividend as either:

          o a 20% gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 20%; or

          o an "unrecaptured Section 1250 gain" distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%.

         We must determine the maximum amounts that it may designate as 20% and 25% capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.

SERIES F PREFERRED STOCK

         Redemption. Redemption of shares of Series F Preferred Stock will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of the company's current and accumulated earnings and profits) at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. None of these dividend distributions would be eligible for the dividends received deduction for corporate stockholders. The redemption will be treated as a sale or exchange if it (i) is "substantially disproportionate" with respect to the holder, (ii) results in a "complete termination" of the holder's stock interest in the company, or (iii) is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares of common stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of common stock actually owned by the holder, must generally be taken into account. If a particular holder of shares of Series F Preferred Stock owns (actually or constructively) no shares of common stock of the company, or an insubstantial percentage of the outstanding shares of common stock of the company, a redemption of shares of Series F Preferred Stock of that holder is likely to qualify for sale or exchange treatment because the redemption would not be "essentially equivalent to a dividend." However, because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be

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satisfied with respect to any particular holder of shares of Series F Preferred
Stock depends upon the facts and circumstances at the time that the determination must be made, prospective holders of shares of Series F Preferred Stock are advised to consult their own tax advisors to determine such tax treatment.

         If a redemption of shares of Series F Preferred Stock is not treated as a distribution taxable as a dividend to a particular holder, it will be treated as to that holder as a taxable sale or exchange. As a result, such holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of the company's current and accumulated earnings and profits), and (ii) the holder's adjusted basis the shares of Series F Preferred Stock for tax purposes. Such gain or loss will be capital gain or loss if the shares of Series F Preferred Stock have been held as a capital asset, and will be long-term gain or loss if such shares of Series F Preferred Stock have been held for more than one year. If a redemption of shares of Series F Preferred Stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted basis in the redeemed shares of Series F Preferred Stock for tax purposes will be transferred to the holder's remaining shares of the company. If the holder owns no other shares of the company, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

DISPOSITIONS OF SERIES F PREFERRED STOCK

         If you are a U.S. stockholder and you sell or dispose of your shares of Series F Preferred Stock, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any Property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the common stock as a capital asset and will be long-term capital gain or loss if you have held the common stock for more than one year. The Internal Revenue Service has the authority to prescribe, but had not yet prescribed, regulations that would apply a capital gain tax rate of 25%, which is generally higher than the long-term capital gain tax rate for non-corporate stockholders, to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

         In general, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of capital stock that you have held for six months or less, after applying holding period rules set forth in the Code, the loss you recognize will be treated as a long-term capital loss, to the extent you received distributions from us which were required to be treated as long-term capital gains.

BACKUP WITHHOLDING

         We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See "- Taxation of Non-U.S. Stockholders."

TAXATION OF TAX EXEMPT STOCKHOLDERS

         The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder, except tax-exempt stockholders described below, has not held its shares as "debt financed property" within the meaning of the Code and the shares are not otherwise used in a trade or business, dividend income from

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us will not be unrelated business taxable income to a tax-exempt stockholder.
Similarly, income from the sale of shares will not constitute unrelated business taxable income unless a tax-exempt stockholder has held its shares as "debt financed property" within the meaning of the Code or has used the shares in its trade or business.

         For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code
Section 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

         Notwithstanding the above, a portion of dividends paid by a "pension held REIT" shall be treated as unrelated business taxable income as to any trust which: is described in Section 401(a) of the Code; is tax-exempt under Section 501(a) of the Code; and holds more than 10%, by value, of the interests in a REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts." A REIT is a "pension held REIT" if: it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust, rather than by the trust itself; and either at least one such qualified trust holds more than 25%, by value, of the interests in a REIT, or one or more such qualified trusts, each of which owns more than 10%, by value, of the interests in a REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

         The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of: the unrelated business taxable income earned by us, treating us as if we were a qualified trust and therefore subject to tax on unrelated business taxable income, to our total gross income. A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as unrelated business taxable income will not apply if we are able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. As a result of the limitations on the transfer and ownership of stock contained in our Articles of Incorporation, we are not and do not expect to be classified as a "pension held REIT."

TAXATION OF NON U.S. STOCKHOLDERS

         When we use the term "non-U.S. stockholders," we mean holders of shares of common stock that are nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts. The rules governing United States federal income taxation of the ownership and disposition of stock by persons that are non-U.S. stockholders are complex. No attempt is made in this prospectus supplement to provide more than a brief summary of these rules. Accordingly, this discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a non-U.S. stockholder in light of such holder's particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that we qualify for taxation as a REIT. Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in stock, including any reporting requirements.

         Distributions. If we make a distribution that is not attributable to gain from the sale or exchange of a United States real property interest and is not designated as a capital gain dividend, then the distribution will be treated as a dividend of ordinary income to the extent it is made out of current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, if the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a United States trade or business, or if an income tax treaty applies, as attributable to a United States permanent establishment of the non-U.S. stockholder, the dividends will be subject to tax on a net basis at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends and are generally not subject to withholding. Any such dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Under some treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT.

Certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income and permanent establishment exemptions discussed above. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a non-U.S. stockholder unless:

          o a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

          o the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

         Distributions we make in excess of our current or accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that they do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of such stock. To the extent that these distributions exceed the adjusted basis of a non-U.S. stockholder's stock, they will give rise to gain from the sale or exchange of his stock. The tax treatment of this gain is described below. We may be required to withhold at least 10% of any distribution in excess of its current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. stockholder is not liable for tax on the receipt of that distribution. However, a non-U.S. stockholder may seek a refund of these amounts.

         Distributions to a non-U.S. stockholder that we designate at the time of distribution as capital gains dividends, other than those arising from the disposition of a United States real property interest, generally will not be subject to United States federal income taxation, unless: investment in the stock is effectively connected with the non-U.S. stockholder's United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as domestic stockholders with respect to such gain, except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

         Distributions to a non-U.S. stockholder that are attributable to gain from our sale or exchange of United States real property interests will cause the non-U.S. stockholder to be treated as recognizing this gain as if it were income effectively connected with a United States trade or business. Non-U.S. stockholders would thus generally be taxed at the same rates applicable to domestic stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation, as discussed above. We are required to withhold 35% of any such distribution. That amount is creditable against the non-U.S. stockholder's United States federal income tax liability. We or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of non-foreign status on Form W-8 or Form W-9 to determine whether withholding is required on gains realized from the disposition of United States real property interests. A domestic person who holds shares of common stock on behalf of a non-U.S. stockholder will bear the burden of withholding, provided that we have properly designated the appropriate portion of a distribution as a capital gain dividend.

         Sale of Stock. If you are a non-U.S. stockholder and you recognize gain upon the sale or exchange of shares of stock, the gain generally will not be subject to United States taxation unless the stock constitutes a "United States real property interest" within the meaning of FIRPTA. If we are a "domestically controlled REIT," then the stock will not constitute a "United States real property interest." A "domestically-controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. Because our shares of stock are publicly traded, there is no assurance that we are or will continue to be a "domestically-controlled REIT." Notwithstanding the foregoing, if you are a non-U.S. stockholder and you recognize gain upon the sale or exchange of shares of stock and the gain is not subject to FIRPTA, the gain will be subject to United States taxation if: your investment in the stock is effectively connected with a United States trade or business, or, if an income treaty applies, is attributable to a United States permanent establishment; or you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable

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year and you have a "tax home" in the United States. In this case, a nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

         If we are not or cease to be a "domestically-controlled REIT" whether gain arising from the sale or exchange by a non-U.S. stockholder of shares of stock would be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" will depend on whether the shares are "regularly traded," as defined by applicable Treasury Regulations, on an established securities market and on the size of the selling non-U.S. stockholder's interest in our shares. If gain on the sale or exchange of shares of stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular United States income tax on this gain in the same manner as a U.S. stockholder and the purchaser of the stock would be required to withhold and remit to the Internal Revenue Service 10% of the purchase price. In addition in this case, non-U.S. stockholders would be subject to any applicable alternative minimum tax, nonresident alien individuals may be subject to a special alternative minimum tax and foreign corporations may be subject to the 30% branch profits tax.

TAX ASPECTS OF THE OPERATING PARTNERSHIP

         General. Substantially all of our investments will be held indirectly through the operating partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by the operating partnership. See "- Taxation of Home Properties."

         Entity Classification. Our interests in the operating partnership involve special tax considerations, including the possibility of a challenge by the IRS of the status of the operating partnership as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes. If the operating partnership were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and preclude us from satisfying the asset tests and possibly the income tests (see "- Taxation of Home Properties - Asset Tests" and "- Income Tests"). This, in turn, would prevent us from qualifying as a REIT. See "- Taxation of Home Properties - Failure to Qualify" above for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in the operating partnership's status for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

         Treasury Regulations that apply for tax period beginning on or after January 1, 1997 provide that an "eligible entity" may elect to be taxed as a partnership for federal income tax purposes. An eligible entity is a domestic business entity not otherwise classified as a corporation and which has at least two members. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. The operating partnership intends to claim classification as a partnership under these regulations.

         Even if the operating partnership is taxable as a partnership under these Treasury Regulations, it could be treated as a corporation for federal income tax purposes under the "publicly traded partnership" rules of Section 7704 of the Code. A publicly traded partnership is a partnership whose interests trade on an established securities market or are readily tradable on a secondary market, or the substantial equivalent thereof. While units of the operating partnership are not and will not be traded on an established trading market, there is some risk that the IRS might treat the units held by the limited partners of the operating partnership as readily tradable because, after any applicable holding period, they may be exchanged for our common stock, which is traded on an established market. A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership's gross income for a taxable year consists of "qualifying income" under the publicly traded partnership provisions of Section 7704 of the Code. "Qualifying income" under Section 7704 of the Code includes interest, dividends, real property rents, gains from the disposition of real property, and certain income or gains from the exploitation of natural resources. Therefore, qualifying income under
Section 7704 of the Code generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs. We anticipate that the operating partnership will satisfy the 90% qualifying income test under
Section 7704 of the Code and, thus, will not be taxed as a corporation.

         There is one significant difference, however, regarding rent received from related party tenants. For a REIT, rent from a tenant does not qualify as rents from real property if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant. See "-Taxation of Home Properties - Income Tests." Under Section 7704 of the Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant.

         Accordingly, we will need to monitor compliance with both the REIT rules and the publicly traded partnership rules. The operating partnership has not requested, nor does it intend to request, a ruling from the IRS that it will be treated as a partnership for federal income tax purposes. In the opinion of Nixon Peabody LLP, which is based on the provisions of the partnership agreement of the operating partnership and on certain factual assumptions and representations of Home Properties, the operating partnership has since its formation and will continue to be taxed as a partnership rather than an association taxable as a corporation. Nixon Peabody LLP's opinion is not binding on the IRS or the courts.

         Tax Allocations with Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated Property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the "book-tax difference" associated with the Property at the time of the contribution. The book-tax difference with respect to Property that is contributed to a partnership is generally equal to the difference between the fair market value of contributed Property at the time of contribution and the adjusted tax basis of the Property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The operating partnership was formed by way of contributions of appreciated Property. Moreover, subsequent to the formation of the operating partnership, additional persons have contributed appreciated Property to the operating partnership in exchange for interests in the operating partnership.

         The partnership agreement requires that allocations be made in a manner consistent with Section 704(c) of the Code. In general, limited partners of the operating partnership who acquired their limited partnership interests through a contribution of appreciated Property will be allocated depreciation deductions for tax purposes which are lower than if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have a book-tax difference all income attributable to the book-tax difference will generally be allocated to the limited partners who contributed the Property, and we will generally be allocated only our share of capital gains attributable to appreciation, if any, occurring after the time of contribution to the operating partnership. This will tend to eliminate the book-tax difference over the life of the operating partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the operating partnership may cause us to be allocated lower depreciation and other deductions and an amount of taxable income in excess of the economic or book income allocated to us as a result of the sale of a contributed property. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. In addition, because such allocations may result in decreased depreciation deductions or increased taxable income allocated to us, a higher portion of our distributions will be taxable as ordinary income. See "- Taxation of Home Properties - Annual Distribution Requirements."

OTHER TAX CONSEQUENCES

         State and Local Tax Considerations. We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, your state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our shares.

         Possible Federal Tax Developments. The rules dealing with federal income taxation are constantly under review by the IRS, the Treasury Department and Congress. New federal tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted, all of which could affect the taxation of us or of our stockholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting us or our stockholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by legislative, judicial or administrative action.

                                  UNDERWRITING

         We and the underwriters for this offering named below have entered into an underwriting agreement concerning the shares of the Series F Preferred Stock being offered. The underwriters' obligations are several and not joint, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of Series F Preferred Stock set forth opposite its name below.

                                                                      NUMBER OF
UNDERWRITERS                                                           SHARES
------------                                                       -------------
Bear, Stearns & Co. Inc. .......................................
A.G. Edwards & Sons, Inc. ......................................
BB&T Capital Markets, a division of Scott & Stringfellow, Inc...
First Union Securities, Inc.*...................................
McDonald Investments Inc. ......................................
Stifel, Nicolaus & Company, Incorporated........................
U.S. Bancorp Piper Jaffray Inc. ................................
                                                                   -------------

         Total....................................................
                                                                   =============
------------------
*First Union Securities, Inc. is acting under the trade name Wachovia
Securities.

         The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriters are severally committed to purchase all of the Series F Preferred Stock being offered if any shares are purchased, other than those shares covered by the over-allotment option described below.

         We have granted the underwriters an option to purchase up to 240,000 additional shares of Series F Preferred Stock to be sold in this offering at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option solely to cover over-allotments, if any. This option may be exercised, in whole or in part, at any time within 30 days after the date of this prospectus supplement. To the extent the option is exercised, the underwriters will be severally committed, subject to certain conditions, to purchase the additional shares of Series F Preferred Stock in proportion to their respective commitments as indicated in the table above.

         The following table provides information regarding the per share and total underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 240,000 shares of the Series F Preferred Stock.


                                                         PER SHARE                           TOTAL
                                            --------------------------------     ---------------------------------
                                               WITHOUT            WITH             WITHOUT             WITH
                                            OVER-ALLOTMENT    OVER-ALLOTMENT     OVER-ALLOTMENT    OVER-ALLOTMENT
                                            --------------    --------------     --------------    --------------
Underwriting discounts and
    commissions payable by us.............  $                 $                  $                 $


         We estimate that the total expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $ .

         The underwriters propose to offer the Series F Preferred Stock directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to selected dealers at such price less a
concession not to exceed $     per share. The underwriters may allow, and such
selected dealers may reallow, a
concession not to exceed $      per share. The shares of Series F Preferred
Stock will be available for delivery, when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for purchase of the shares in whole or in part. After the commencement of this offering, the underwriters may charge the public offering price and other selling terms.

         We have agreed in the underwriting agreement to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and, where such indemnification is unavailable, to contribute to payments that the underwriters may be required to make in respect of such liabilities.

         The Series F Preferred Stock is a new issue of securities and, prior to the Series F Preferred Stock being accepted for listing on the NYSE, there will be no established trading market for the Series F Preferred Stock. We plan to list the Series F Preferred Stock on the NYSE and trading of the Series F Preferred Stock is expected to commence within 30 days after the Series F Preferred Stock is first issued. In order to meet the requirements for listing the Series F Preferred Stock on the NYSE, the underwriters have undertaken to sell (i) Series F Preferred Stock to ensure a minimum of 100 beneficial holders with a minimum of 100,000 shares of Series F Preferred Stock outstanding and
(ii) sufficient shares of Series F Preferred Stock so that following this offering, the Series F Preferred Stock has a minimum aggregate market value of $2 million. The underwriters have advised us that prior to the commencement of listing on the NYSE they intend to make a market in the Series F Preferred Stock, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series F Preferred Stock.

         In order to facilitate this offering of the Series F Preferred Stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Series F Preferred Stock in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         The underwriters may over-allot shares of the Series F Preferred Stock in connection with this offering, thus creating a short position for their own account. Short sales involve the sale by the underwriters of a greater number of shares than they are committed to purchase in this offering. A short position may involve either "covered" short sales or "naked" short sales. Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares of the Series F Preferred Stock as described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares from us through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series F Preferred Stock in the open market after pricing that could adversely affect investors who purchase in this offering.

         Accordingly, to cover these short sales positions or to stabilize the market price of the Series F Preferred Stock, the underwriters may bid for, and purchase, shares of the Series F Preferred Stock in the open market. These transactions may be effected on the NYSE or otherwise. Additionally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales or to stabilize the market price of our Series F Preferred Stock may have the effect of raising or maintaining the market price of our Series F Preferred Stock or preventing or mitigating a decline in the market price of our Series F Preferred Stock. As a result, the price of the Series F Preferred Stock may be higher than the price that might otherwise exist in the open market. No representation is made as to the magnitude or effect of any such stabilization or other activities. The underwriters are not required to engage in these activities and, if commenced, may discontinue any of these activities at any time.

         From time to time, the underwriters and/or their affiliates have provided, and may continue to provide in the future, investment banking, general financing and banking services to us and our affiliates for which they have received, and expect to receive, customary compensation.

         First Union Securities, Inc. is an indirect, wholly-owned subsidiary of Wachovia Corporation, which conducts its investment banking, institutional and capital markets businesses through its various bank, broker-dealer and nonbank subsidiaries (including First Union Securities, Inc.) under the trade name of Wachovia Securities. Any reference to Wachovia Securities in this prospectus supplement, however, does not include Wachovia Securities, Inc., a NASD/SIPC member and a separate broker-dealer subsidiary of Wachovia Corporation and an affiliate of First Union Securities, Inc., which may or may not be participating as a selling dealer in the distribution of the Series F Preferred Stock.

                                  LEGAL MATTERS

         The legality of the shares of the Series F Preferred Stock offered hereby will be passed upon for us by Nixon Peabody LLP, Rochester, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Clifford Chance Rogers & Wells LLP, New York, New York. As to matters of Maryland law contained in its opinion, Clifford Chance Rogers & Wells LLP will rely on the opinion of Nixon Peabody LLP. Mr. Alan L. Gosule, a partner at Clifford Chance Rogers & Wells LLP, is a member of our Board of Directors and owns 774 shares of our common stock, options to acquire 21,240 shares of our common stock, and 2,704 shares of our common stock accrued under our directors' deferred compensation plan.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date the registration statement relating to this offering was filed and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until this offering is completed:

          o our Annual Report on Form 10-K for the year ended December 31, 2001;

          o our Current Report on Form 8-K, dated February 25, 2002 (filed as of February 28, 2002); and

          o all other reports we filed or file pursuant to Section 13(a) of the Exchange Act since December 31, 2001, provided, however, that the content of our Current Report on Form 8-K, filed on February 8, 2002, disclosing matters under Item 9 "Regulation FD Disclosure" with respect to fourth quarter and year-end 2001 results, is not incorporated herein.

         You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

         Charis W. Chopin
         Vice President, Investor Relations
         Home Properties of New York, Inc.
         850 Clinton Square
         Rochester, New York 14604
         (585) 546-4900

         You should rely only on the information incorporated by reference into, or provided in, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

PROSPECTUS
                                  $400,000,000
                        HOME PROPERTIES OF NEW YORK, INC.
               COMMON STOCK PREFERRED STOCK COMMON STOCK PURCHASE
                     RIGHTS OR WARRANTS AND DEBT SECURITIES

         Home Properties of New York, Inc., a Maryland corporation (the "Company"),may from time to time offer in one or more series (i) shares of its common stock, par value $.01 per share (the "Common Stock"); (ii) shares of its preferred stock, par value $.01 per share (the "Preferred Stock); (iii) rights or warrants to purchase shares of its Common Stock (the "Common Stock Purchase Rights") and (iv) one or more series of debt securities ("Debt Securities"), which may be either senior debt securities or subordinated debt securities, with an aggregate public offering price of up to $400,000,000. The Common Stock, Preferred Stock, Common Stock Purchase Rights or Warrants and Debt Securities (collectively, the "Offered Securities") may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be determined at the time of offering and set forth in a supplement to this Prospectus (each, a "Prospectus Supplement").

         The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, (i) in the case of Common Stock, any public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any distribution, any return of capital, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Common Stock Purchase Rights, the duration, offering price, exercise price and any reallocation of Purchase Rights not initially subscribed, and (iv) in the case of Debt Securities, the title, aggregate principal amount, denominations, maturity, rate (which may be fixed or variable) or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the holder or the Company, any terms for sinking fund payments, rank, any conversion or exchange rights, any listing on a securities exchange, and the initial public offering price and any other terms in connection with the offering and sale of any Debt Securities. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

         The applicable Prospectus Supplement will also contain information, where applicable, about all material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement. The Common Stock is listed on the New York Stock Exchange under the symbol "HME." Any Common Stock offered pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance.

         The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such class or series of the Offered Securities.

SEE "RISK FACTORS" (beginning on page 4) FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                   The date of this Prospectus is May 26, 1998

         NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.



                       -----------------------------------

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These Securities may not be sold nor may offers to by be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy not shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Offered Securities. This Prospectus, which is part of such Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits, copies of which may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding Company at http://www.sec.gov. In addition, the Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The Company furnishes its stockholders with annual reports containing audited financial statements with a report thereon by its independent public accountants.

FORWARD LOOKING STATEMENTS

         Certain information contained herein or incorporated by reference may contain forward-looking statements. Although the Company believes expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that may cause actual results to differ include the general economic and local real estate conditions, the weather and other conditions that might affect operating expenses, the timely completion of repositioning activities, the actual pace of acquisitions, and the continued access to capital to fund growth.

DOCUMENTS INCORPORATED BY REFERENCE

         The following documents, which have been filed by the Company (Commission File No. 1-13136) under the Exchange Act are incorporated into this Prospectus by reference: the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed on March 24, 1998; the Company's Current Reports on Form 8-K filed on February 20, 1998, as amended by Form 8-K/A filed on March 24, 1998, on March 24, 1998, on March 26, 1998 and on April 15, 1998, the Company's Current Report on Form 8-K/A filed January 12, 1998 amending its Current Report on Form 8-K filed on October 7, 1997 and the Company's registration statement with respect to its Common Stock on Form 8-A effective July 27, 1994.

         Documents incorporated herein by reference are available to any stockholder of the Company, on written or oral request, without charge, from the Company. Requests should be directed to David P. Gardner, Chief Financial Officer, Home Properties of New York, Inc., 850 Clinton Square, Rochester, New York 14604, telephone (716) 546-4900. Copies of documents so requested will be sent by first class mail, postage paid.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this Prospectus from the date of filing of such reports and documents (provided, however, that the information referred to in Instruction 8 to Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission is not incorporated herein by reference).

         Any statement or information contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in the Registration Statement containing this Prospectus or in any subsequently filed documents which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                   THE COMPANY

         AS USED IN THIS SECTION, THE TERMS "HOME PROPERTIES" AND "COMPANY", INCLUDE HOME PROPERTIES OF NEW YORK, INC., A MARYLAND CORPORATION, HOME PROPERTIES OF NEW YORK, L.P. (THE "OPERATING PARTNERSHIP") A NEW YORK LIMITED PARTNERSHIP, HOME PROPERTIES TRUST (THE "TRUST"), A MARYLAND REAL ESTATE INVESTMENT TRUST, AND THE TWO MANAGEMENT COMPANIES (THE "MANAGEMENT COMPANIES")
- HOME PROPERTIES MANAGEMENT, INC. ("HP MANAGEMENT") AND CONIFER REALTY CORPORATION ("CONIFER REALTY"), BOTH OF WHICH ARE MARYLAND CORPORATIONS.

         The Company is a self-administered, self-managed and fully integrated real estate investment trust ("REIT") formed in November, 1993 to continue and expand the multifamily residential real estate business of Home Leasing Corporation, which was organized in 1967. The Company is one of the largest owners and operators of multifamily residential properties in upstate New York (based on the number of apartment units owned and managed).

         The Company, as of May 11, 1998, operates 231 communities (the "Properties") containing 26,090 apartment units. Of these, 17,103 units in 71 communities are owned outright by the Company, 6,139 units are managed by the Company as general partner of a limited partnership, and 2,848 units are managed for third-party owners. The Properties are located throughout the Northeast, Mid-Atlantic and Midwest. In addition, the Company manages 1.7 million square feet of commercial space.

         The Company conducts substantially all of its business and owns all of its properties through the Operating Partnership and the Management Companies. To comply with certain technical requirements of the Internal Revenue Code of 1986, as amended (the "Code"), applicable to REITs, the Operating Partnership carries out portions of its property management and development activities through the Management Companies, which are beneficially owned by the Operating Partnership but controlled by one or more officers of the Company. The Company owns a 1% general partnership interest in the Operating Partnership and, through its wholly owned subsidiary the Trust, a 55.9% limited partnership interest in the Operating Partnership as of March 31, 1998.

         The Company's executive offices are located at 850 Clinton Square, Rochester, New York 14604. Its telephone number is (716) 546-4900.

                                  RISK FACTORS

         An investment in the Offered Securities involves various risks. In addition to general investment risks and those factors set forth elsewhere in this Prospectus, prospective investors should consider, among other things, the following factors:

ASSIMILATION OF A SUBSTANTIAL NUMBER OF NEW ACQUISITIONS.

         The Company has undertaken a strategy of aggressive growth through acquisitions. From January 1, 1997 through April 30, 1998, the Company has acquired 44 new communities with 10,551 apartment units, more than doubling the number of its owned multifamily units. The Company's ability to manage its growth effectively will require the Company, among other things, to successfully apply its experience in managing its existing portfolio to an increased number of properties. In addition, the Company will be required to successfully manage the integration of a substantial number of new personnel. There can be no assurances that the Company will be able to integrate and manage these operations effectively or maintain or improve on their historical financial performance.

REAL ESTATE FINANCING RISKS

         GENERAL. The Company is subject to the customary risks associated with debt financing including the potential inability to refinance existing mortgage indebtedness upon maturity on favorable terms. If a property is mortgaged to secure payment of indebtedness and the Company is unable to meet its debt service obligations, the property could be foreclosed upon. This could adversely affect the Company's cash flow and, consequently, the amount available for distributions to stockholders.

         NO LIMITATION ON DEBT. The Board of Directors has adopted a policy of limiting the Company's indebtedness to approximately 50% of its total market capitalization (i.e., the market value of issued and outstanding shares of Common Stock and limited partnership interest in the Operating Partnership ("Units") plus total debt), but the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness, funded or otherwise, the Company may incur. Accordingly, the Board of Directors could alter or eliminate its current policy on borrowing. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's ability to make expected distributions to its stockholders and an increased risk of default on the Company's indebtedness.

         The Company's debt to total market capitalization ratio fluctuates based on the timing of acquisitions and financings. At December 31, 1997, the ratio of the Company's indebtedness to its total capitalization was 33%, based on a year-end closing price of the Company's Stock of $27.1875, and at March 31, 1998 was 32%, based on the closing price of the Company's Common Stock on that date of $27.75.

         EXISTING DEBT MATURITIES. The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet the required payments of principal and interest. Because much of the financing is not fully self-amortizing, the Company anticipates that only a portion of the principal of the Company's indebtedness will be repaid prior to maturity. So, it will be necessary for the Company to refinance debt. Accordingly, there is a risk that existing indebtedness will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness.

The Company aims to stagger its debt maturities with the goal of minimizing the amount of debt which must be refinanced in any year.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

         Although the Company believes that it was organized and has operated to qualify as a REIT under the Code, no assurance can be given that the Company will remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions and REIT qualification rules, which include (i) maintaining ownership of specified minimum levels of real estate related assets; (ii) generating specified minimum levels of real estate related income; (iii) maintaining diversity of ownership of Common Stock; and (iv) distributing at least 95% of all real estate investment taxable income on an annual basis.

         If in any taxable year the Company fails to qualify as a REIT, the Company would not be allowed a deduction in computing its taxable income for distributions to stockholders and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. As a result, the amount available for distribution to the Company's stockholders would be reduced for the year or years involved. In addition, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost.

REAL ESTATE INVESTMENT RISKS

         GENERAL RISKS. Real property investments are subject to varying degrees of risk. If the Company's communities do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Company's cash flow and ability to make distributions to its stockholders will be adversely affected. A multifamily apartment community's revenues and value may be adversely affected by the general economic climates; the local economic climate; local real estate considerations (such as over supply of or reduced demand for apartments); the perception by prospective residents of the safety, convenience and attractiveness of the communities or neighborhoods in which they are located and the quality of local schools and other amenities; and increased operating costs (including real estate taxes and utilities). Certain significant fixed expenses are generally not reduced when circumstances cause a reduction in income from the investment.

         OPERATING RISKS. The Company is dependent on rental income to pay operating expenses and to generate cash to enable the Company to make distributions to its stockholders. If the Company is unable to attract and retain residents or if its residents are unable, due to an adverse change in the economic condition of the region or otherwise, to pay their rental obligations, the Company's ability to make expected distributions will be adversely affected.

         DEPENDENCE ON PRIMARY MARKETS. The Properties are located in the Northeast, Midwest and Mid-Atlantic regions of the United States. At April 30, 1998, 6,550 of the Company's owned multifamily units were located in the upstate New York region and 3,482 units were located in markets surrounding Detroit, Michigan (representing approximately 38.3% and approximately 20.4% of the units respectively of the Company's portfolio). Accordingly, the Company's performance is partially linked to economic conditions and the demand for apartments in upstate New York and the Detroit, Michigan area. A decline in the economy in these regions particularly, or in any other areas where the Company has a concentration of apartment units, may result in a decline in the demand for apartments which may adversely affect the ability of the Company to make distributions to stockholders.

         ILLIQUIDITY OF REAL ESTATE. Real estate investments are relatively illiquid and, therefore, the Company has limited ability to vary its portfolio quickly in response to changes in economic or other conditions. In addition, the prohibition in the Code on REITs holding property for sale and related regulations may affect the Company's ability to sell properties without adversely affecting distributions to stockholders. A significant number of the Company's properties acquired using Units restrict the Company's ability to sell such properties in transactions which would create current taxable income to the former owners.

         COMPLIANCE WITH LAWS AND REGULATIONS. Many laws an governmental regulations are applicable to the Properties and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently. Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Compliance with the ADA requires removal of structural barriers to handicapped access in certain public areas of the Properties, where such removal is "readily achievable." The ADA does not, however, consider residential properties, such as apartment communities, to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as a leasing office, are open to the public. A number of additional federal, state and local laws exist which also may require modifications to the Properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988 (the "FHAA") requires apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants. Although management believes that the Properties are substantially in compliance with present requirements, the Company may incur additional costs in complying with the ADA for both existing properties and properties acquired in the future. The Company believes that the Properties that are subject to the FHAA are in compliance with such laws.

         Under the federal Fair Housing Act and state fair housing laws, discrimination on the basis of certain protected classes is prohibited. The Company has a policy against any kind of discriminatory behavior and trains its employees to avoid discrimination or the appearance of discrimination. There is no assurance, however, that an employee will not violate the Company's policy against discrimination and violate the fair housing laws. Such a violation could subject the Company to legal action and the possible awards of damages.

         Under various laws, ordinances and regulations relating to the protection of the environment, a current or previous owner or operator of real estate may be held liable for the costs of removal or remediation of certain hazardous or toxic substances located on, under or in the property. These laws often impose liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of such substances. The presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may adversely affect the owner's ability to rent or sell the property or use the property as collateral. Independent environmental consultants conducted "Phase I" environmental audits (which involve visual inspection but not soil or groundwater analysis) of substantially all of the Properties owned by the Company prior to their acquisition by the Company. The Phase I audit reports did not reveal any significant issues of environmental concern, nor is the Company aware of any environmental liability that management believes would have a material adverse effect on the Company. There is no assurance that Phase I reports would reveal all environmental liabilities or that environmental conditions not known to the Company may exist now or in the future on existing properties or those subsequently acquired which would result in liability to the Company for remediation or fines, either under existing laws and regulations or future changes to such requirements.

         If compliance with the various laws and regulations, now existing or hereafter adopted, exceeds the Company's budgets for such items, the Company's ability to make expected distributions could be adversely affected.

         COMPETITION. The Company plans to continue to acquire additional multifamily residential properties in the Northeast, Mid-Atlantic and Midwest regions of the United States. There are a number of multifamily developers and other real estate companies that compete with the Company in seeking properties for acquisition, prospective residents and land for development. Most of the Company's Properties are in developed areas where there are other properties of the same type. Competition from other properties may affect the Company's ability to attract and retain residents, to increase rental rates and to minimize expenses of operation. Virtually all of the leases for the Properties are short-term leases (i.e., one year or less).

         UNINSURED LOSSES. Certain extraordinary losses may not be covered by the Company's comprehensive liability, fire, extended and rental loss insurance. If an uninsured loss occurred, the Company could lose its investment in and cash flow from the affected Property (but would be required to repay any indebtedness secured by that Property and related taxes and other charges).

LIMITS ON OWNERSHIP

         OWNERSHIP LIMIT. In order for the Company to maintain its qualification as a REIT, not more than 50% in value of the outstanding stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of its taxable year. The Company has limited ownership of the issued and outstanding shares of Common Stock by any single stockholder to 8.0% of the outstanding shares. Shares of Common Stock held by certain entities, such as qualified pension plans, are treated as if the beneficial owners of such entities were the holders of the Common Stock. Norman and Nelson Leenhouts will be permitted to acquire additional shares, except to the extent that such acquisition results in 50% or more in value of the outstanding Common Stock of the Company being owned, directly or indirectly, by five or fewer individuals. These restrictions can be waived by the Board of Directors if it were satisfied, based upon the advice of tax counsel or otherwise, that such action would be in the best interests of the Company. Shares acquired or transferred in breach of the limitation may be redeemed by the Company for the lesser of the price paid or the average closing price for the ten trading days immediately preceding redemption or may be sold at the direction of the Company. A transfer of Shares to a person who, as a result of the transfer, violates the ownership limit will be void and the Shares will automatically be converted into shares of "Excess Stock", which is subject to a number of limitations. See "Description of Capital Stock - Restrictions on Transfer" for additional information regarding the ownership limits.

CHANGE OF CONTROL

         The Articles of Amendment and Restatement of the Articles of incorporation, as amended, (the "Articles of Incorporation") authorize the Board of Directors to issue up to a total of fifty million shares of Common Stock and ten million shares of preferred stock and to establish the rights and preferences of any shares issued. No shares of preferred stock are currently issued or outstanding. Further, under the Articles of Incorporation, the stockholders do not have cumulative voting rights.

         The percentage ownership limit, the issuance of preferred stock in the future and the absence of cumulative voting rights could have the effect of (i) delaying or preventing a change of control of the Company even if a change in control were in stockholders' interest; (ii) deterring tender offers for the Common Stock that may be beneficial to the stockholders; or (iii) limiting the opportunity for stockholders to receive a premium for their Common Stock that might otherwise exist if an investor attempted to assemble a block of Shares in excess of the percentage ownership limit or otherwise to effect a change of control of the Company.

POTENTIAL CONFLICTS OF INTEREST

         Unlike persons acquiring Common Stock, the Company's executive officers own most of their interest in the Company through Units. As a result of their status as holders of Units, the executive officers and other limited partners may have interests that conflict with stockholders with respect to business decisions affecting the Company and the Operating Partnership. In particular, certain executive officers may suffer different or more adverse tax consequence than the Company upon the sale or refinancing of some of the Properties as a result of unrealized gain attributable to certain Properties. Thus, executive officers and the stockholders may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of Properties. In addition, executive officers of the Company, as limited partners of the Operating Partnership, have the right to approve certain fundamental transactions such as the sale of all or substantially all of the assets of the Operating Partnership, merger or consolidation or dissolution of the Operating Partnership and certain amendments to the Operating Partnership Agreement.

         The Company manages multifamily residential properties through the Operating Partnership and commercial and development properties and certain multifamily residential properties not owned by the Company through the Management Companies. As a result, officers of the Company will devote a significant portion of their business time and efforts to the management of properties not owned by the Company.

         Some officers of the Company have a significant interest in certain of the managed properties as the only stockholders of the general partners of the partnerships that own such managed properties and as holders of other ownership interests. Accordingly, such officers will have conflicts of interest between their fiduciary obligations to the partnerships that own such managed properties and their fiduciary obligations as officers and directors of the Company, particularly with respect to the enforcement of the management contracts and timing of the sale of the managed properties.

         In order to comply with technical requirements of the Code pertaining to the qualification of REITs, the Operating Partnership owns all of the outstanding non-voting common stock (990 shares) of one of the Management Companies, Home Properties Management, Inc., and Norman and Nelson Leenhouts own all of the outstanding voting common stock (10 shares). The Operating Partnership also owns all of the outstanding non-voting common stock (891 shares) of the other Management Company, Conifer Realty Corporation, and Norman and Nelson Leenhouts and Richard Crossed own all of the outstanding voting common stock (9 shares). As a result, although the Company will receive substantially all of the economic benefits of the business carried on by the Management Companies through the Company's right to receive dividends, the Company will not be able to elect directors and officers of the Management Companies and, therefore, the Company's ability to cause dividends to be declared or paid or influence the day- to-day operations of the Management Companies will be limited. Furthermore, although the Company will receive a management fee for managing the managed properties, this fee has not been negotiated at arm's length and may not represent a fair price for the services rendered.

SHARES AVAILABLE FOR FUTURE SALE

         Sales of substantial amounts of shares of Common Stock in the public market or the perception that such sales might occur could adversely affect the market price of the Common Stock. The Operating Partnership has issued an aggregate of 8,989,512 Units through April 30, 1998 to persons other than the Company which may be exchanged on a one-for-one basis for shares of Common Stock under certain circumstances. The Operating Partnership has also issued a Class A Interest which is presently convertible into 1,666,667 shares of Common Stock (which number will be adjusted under certain circumstances to prevent such interest from being diluted). In addition, as of April 30, 1998, the Company has granted options to purchase an aggregate of 836,102 shares of Common Stock to certain directors, officers and employees of the Company.

         All of the shares of Common Stock issuable upon the exchange of Units or the exercise of options will be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be transferred unless they are registered under the Securities Act or are otherwise transferrable under Rule
144. The Company has filed or expects to file registration statements with respect to such shares of Common Stock, thereby allowing shares issuable under the Company's stock benefit plans and in exchange for Units to be transferred or resold without restriction under the Securities Act, unless held by directors, executive officers or other affiliates of the Company.


                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                        Original Properties*
                                                                                --------------------------------------
     Year Ended          Year Ended          Year Ended      August 4-,              January 1-         Year Ended
    December 31,        December 31,        December 31,     December 31                                 December 31,
    ------------        ------------        ------------    ------------                                --------------
                                                                                     August 3
                                                                                     ---------
        1997                1996                1995           1994                    1994                 1993

        2.06                1.52                1.68           2.77                    1.23                 1.33



*Original Properties is not a legal entity but rather a combination of twelve entities which were owned by the predecessor corporation and its affiliates prior the Company's initial public offering.

For purposes of computing the ratio of earnings to combined fixed charges, "earnings" consists of income from operations before Federal income taxes and fixed charges. "Fixed charges" consists of interest expense, capitalized interest, amortization of debt expense, such portion of rental expense as can be demonstrated to be representative of the interest factor in the particular case and preferred stock dividend requirements.

                                 USE OF PROCEEDS

         Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for the acquisition of multifamily residential properties as suitable opportunities arise, the expansion and improvement of certain properties in the Company's portfolio, payment of development costs for new multifamily residential properties, the repayment of certain indebtedness outstanding at such time and general corporate purposes.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         The authorized capital stock of the Company consists of 50 million shares of Common Stock, par value $.01 per share ("Common Stock"), 10 million shares of excess stock ("Excess Stock"), par value $.01 per share, and 10 million shares of preferred stock ("Preferred Stock"), par value $.01 per share. The following summary description of the Common Stock, the Preferred Stock and the Common Stock Purchase Rights or Warrants and Debt Securities sets forth certain general terms and conditions of the capital stock of the Company to which any Prospectus Supplement may relate. The descriptions below do not purport to be complete and are qualified entirely by reference to the Company's Articles of Incorporation, as amended, any certificate of designations with respect to Preferred Stock and any applicable Prospectus Supplement.

COMMON STOCK

         All shares of Common Stock offered will be duly authorized, fully paid, and nonassessable. Holders of the Common Stock will have no conversion, redemption, sinking fund or preemptive rights; however, shares of Common Stock will automatically convert into shares of Excess Stock as described below. Under the Maryland General Corporation Law ("MGCL"), stockholders are generally not liable for the Company's' debts or obligations, and the holders of shares will not be liable for further calls or assessments by the Company. Subject to the provisions of the Company's Articles of Incorporation regarding Excess Stock described below, all shares of Common Stock have equal dividend, distribution, liquidation and other rights and will have no preference or exchange rights.

         Subject to the right of any holders of Preferred Stock to receive preferential distributions, the holders of the shares of Common Stock will be entitled to receive distributions in the form of dividends if and when declared by the Board of Directors of the Company out of funds legally available therefor, and, upon liquidation of the Company, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company, including debts and liabilities arising out of its status of general partner of the Operating Partnership, and any liquidation preference of issued and outstanding Preferred Stock. the Company intends to continue paying quarterly distributions.

         The holder of each outstanding share of Common Stock will be entitled to one vote on all matters presented to stockholders for a vote, subject to the provisions of the Company's' Articles of Incorporation regarding Excess Stock described below. As described below, the Board of Directors of the Company may, in the future, grant holders of one or more series of Preferred Stock the right to vote with respect to certain matters when it fixes the attributes of such series of Preferred Stock. Pursuant to the MGCL, the Company cannot dissolve, amend its charter, merge with another entity, sell all or substantially all its assets, engage in a share exchange or engage in similar transactions unless such action is approved by stockholders holding a majority of the outstanding shares entitled to vote on such matter. In addition, the Second Amended and Restated Partnership Agreement of the Operating Partnership, as amended (the "Partnership Agreement") requires that any merger or sale of all or substantially all of the assets of Operating Partnership be approved by partners holding a majority of the outstanding Units, excluding Operating Partnership Units held by the Company. The Company's Articles of Incorporation provide that its Bylaws may be amended by its Board of Directors.

         The holder of each outstanding share of Common Stock will be entitled to one vote in the election of directors who serve for terms of one year. Holders of the shares of Common Stock will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares entitled to vote in the election of directors will be able to elect all of the directors. Directors may be removed only for cause and only with the affirmative vote of the holders of a majority of the shares entitled to vote in the election of directors. The State Treasurer of the State of Michigan, as custodian of various public employee retirement systems (the "Michigan Retirement System"), owns the Class A interest in the Operating Partnership which is, under certain circumstances, convertible into 1,666,667 shares of Common Stock (subject to adjustment). Under the purchase agreement with respect to that Class A interest, the Michigan Retirement System has the right to nominate one person to stand for election to the Company's Board of Directors. If the preferred return on the Class A interest is not paid by the Operating Partnership, the Michigan Retirement System may nominate additional directors.

PREFERRED STOCK

         Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors of the Company. The Board of Directors will fix the attributes of any Preferred Stock that it authorizes for issuance. Because the Board of Directors has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company.

         The applicable Prospectus Supplement will describe specific terms of the shares of Preferred Stock offered thereby, including, among other things:
(i) the title or designation of the series of Preferred Stock; (ii) the number of shares of the series of Preferred Stock offered, the liquidation preference per share and the offering price of the Preferred Stock; (iii) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the Preferred Stock; (iv) the date from which dividends on such Preferred Stock shall accumulate, if at all; (v) any restrictions on the issuance of shares of the same series or of any other class or series; (vi) the provision for a sinking fund, if any, for such Preferred Stock; (vii) the provision for redemption, if applicable, of such Preferred Stock; (viii) any listing of such Preferred Stock on any securities exchange; (ix) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof); (x) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock, including any voting rights; (xi) a discussion of federal income tax considerations applicable to such Preferred Stock; (xii) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (xiii) any limitations on issuance of any series of Preferred Stock, ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding of the affairs of the Company; and (xiv) any limitations on direct or beneficial ownership and restriction on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

         Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock and to all other equity securities ranking junior to such Preferred Stock, (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock, and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

         Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any shares of Common Stock, any Excess Shares or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of shares of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such shares of Preferred

Stock do not have cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with such shares of Preferred Stock in the distribution of assets, then the holders of such shares of Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

COMMON STOCK PURCHASE RIGHTS

         The applicable Prospectus Supplement will describe the specific terms of any rights or warrants to purchase Common Stock offered thereby, including, among other things: the duration, offering price and exercise price of the Common Stock Purchase Rights and any provisions for the reallocation of Purchase Rights not initially subscribed. The Prospectus Supplement will describe the persons to whom the Common Stock Purchase Rights will be issued (the Company's stockholders, the general public or others) and any conditions to the offer and sale of the Common Stock Purchase Rights offered thereby.

RESTRICTIONS ON TRANSFER

         Ownership Limits. The Company's Articles of Incorporation contain certain restrictions on the number of shares of capital stock that stockholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year. The capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company expects to continue to qualify as a REIT, its Articles of Incorporation contain restrictions on the ownership and transfer of shares of its capital stock intended to ensure compliance with these requirements.

         Subject to certain exceptions specified in the Articles of Incorporation, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 8.0% (the "Ownership Limit") of the value of the issued and outstanding shares of capital stock of the Company. Certain entities, such as qualified pension plans, are treated as if their beneficial owners were the holders of the Common Stock held by such entities. Stockholders ("Existing Holders") whose holdings exceeded the Ownership Limit immediately after the Company's initial public offering of its Common Stock, assuming that all Units of the Operating Partnership are counted as shares of Common Stock, are permitted to continue to hold the number of shares they held on such date and may acquire additional shares of capital stock upon (i) the exchange of Units for Shares, (ii) the exercise of stock options or receipt of grants of shares of capital stock pursuant to a stock benefit plan, (iii) the acquisition of shares of capital stock pursuant to a dividend reinvestment plan,
(iv) the transfer of shares of capital stock from another Existing Holder or the estate of an Existing Holder by devise, gift or otherwise, or (v) the foreclosure on a pledge of shares of capital stock; provided, no such acquisition may cause any Existing Holder to own, directly or by attribution, more than 17.5% (the "Existing Holder Limit") of the issued and outstanding Shares, subject to certain additional restrictions. The Board of Directors of the Company may increase or decrease the Ownership Limit and Existing Holder Limit from time to time, but may not do so to the extent that after giving effect to such increase or decrease (i) five beneficial owners of Shares could beneficially own in the aggregate more than 49.5% of the aggregate value of the outstanding capital stock of the Company or (ii) any beneficial owner of capital stock would violate the Ownership Limit or Existing Holder Limit as a result of a decrease. The Board of Directors may waive the Ownership Limit or the Existing Holder Limit with respect to a holder if such holder provides evidence acceptable to the Board of Directors that such holder's ownership will not jeopardize the Company's status as a REIT.

         Any transfer of outstanding capital stock of the Company ("Outstanding Stock") that would (i) cause any holder, directly or by attribution, to own capital stock having a value in excess of the Ownership Limit or Existing Holder Limit, (ii) result in shares of capital stock other than Excess Stock, if any, to be owned by fewer than 100 persons, (iii) result in the Company being closely held within the meaning of section 856(h) of the Code, or

(iv) otherwise prevent the Company from satisfying any criteria necessary for it to qualify as a REIT, is null and void, and the purported transferee acquires no rights to such Outstanding Stock.

         Outstanding Stock owned by or attributable to a stockholder or shares of Outstanding Stock purportedly transferred to a stockholder which cause such stockholder or any other stockholder to own shares of capital stock in excess of the Ownership Limit or Existing Holder Limit will automatically convert into shares of Excess Stock. Such Excess Stock will be transferred by operation of law to a separate trust, with the Company acting as trustee, for the exclusive benefit of the person or persons to whom such Outstanding Stock may be ultimately transferred without violating the Ownership Limit or Existing Holder Limit. Excess Stock is not treasury stock, but rather constitutes a separate class of issued and outstanding stock of the Company. While the Excess Stock is held in trust, it will not be entitled to vote, will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote and will not be entitled to participate in dividends or other distributions. Any record owner or purported transferee of Outstanding Stock which has converted into Excess Stock (the "Excess Holder") who receives a dividend or distribution prior to the discovery by the Company that such Outstanding Stock has been converted into Excess Stock must repay such dividend or distribution upon demand. While Excess Stock is held in trust, the Company will have the right to purchase it from the trust for the lesser of (i) the price paid for the Outstanding Stock which converted into Excess Stock by the Excess Holder (or the market value of the Outstanding Stock on the date of conversion if no consideration was given for the Outstanding Stock) or (ii) the market price of shares of capital stock equivalent to the Outstanding Stock which converted into Excess Stock (as determined in the manner set forth in the Articles of Incorporation) on the date the Company exercises its option to purchase. The Company must exercise this right within the 90-day period beginning on the date on which it receives written notice of the transfer or other event resulting in the conversion of Outstanding Stock into Excess Stock. Upon the liquidation of the Company, distributions will be made with respect to such Excess Stock as if it consisted of the Outstanding Stock from which it was converted.

         Any Excess Holder, with respect to each trust created upon the conversion of Outstanding Stock into Excess Stock, may designate any individual as a beneficiary of such trust; provided, such person would be permitted to own the Outstanding Stock which converted into the Excess Stock held by the trust under the Ownership Limit or Existing Holder Limit and the consideration paid to such Excess Holder in exchange for designating such person as the beneficiary is not in excess of the price paid for the Outstanding Stock which converted into Excess Stock by the Excess Holder (or the market value of the Outstanding Stock on the date of conversion if no consideration was given for the Outstanding Stock). The Company's redemption right must have expired or been waived prior to such designation. Immediately upon the designation of a permitted beneficiary, the Excess Stock, if any, will automatically convert into shares of the Outstanding Stock from which it was converted and the Company as trustee of the trust will transfer such shares, if any, and any proceeds from redemption or liquidation to the beneficiary.

         If the restrictions on ownership and transfer, conversion provisions or trust arrangements in the Company's Articles of Incorporation are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the Excess Holder of any Outstanding Stock that would have converted into shares of Excess Stock if the conversion provisions of the Articles of Incorporation were enforceable and valid shall be deemed to have acted as an agent on behalf of the Company in acquiring such Outstanding Stock and to hold such Outstanding Stock on behalf of the Company unless the Company waives its right to this remedy.

         The foregoing ownership and transfer limitations may have the effect of precluding acquisition of control of the Company without the consent of its Board of Directors. All certificates representing shares of capital stock will bear a legend referring to the restrictions described above. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines, and the stockholders concur, that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. Approval of the limited partners of the Operating Partnership to terminate REIT status is also required.

         Ownership Reports. Every owner of more than 5% of the issued and outstanding shares of capital stock of the Company must file a written notice with the Company containing the information specified in the Articles of Incorporation no later than January 31 of each year. In addition, each stockholder shall, upon demand, be required to disclose to the Company in writing such information as the Company may request in order to determine the effect of such stockholder's direct, indirect and attributed ownership of shares of capital stock on the Company's status as a REIT or to comply with any requirements of any taxing authority or other governmental agency.

CERTAIN OTHER PROVISIONS OF MARYLAND LAW AND CHARTER DOCUMENTS

         THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN PROVISIONS OF MGCL AND THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ARTICLES OF INCORPORATION AND BYLAWS, COPIES OF WHICH ARE FILED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS CONSTITUTES A PART. SEE "ADDITIONAL INFORMATION."

         Limitation of Liability and Indemnification. The Articles of Incorporation and Bylaws limit the liability of directors and officers to the Company and its stockholders to the fullest extent permitted from time to time by the MGCL and require the Company to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by the MGCL.

         Business Combinations. Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the outstanding voting stock of the corporation or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, in addition to any other required vote, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group, and (ii) two- thirds of the votes entitled to be cast by holders of voting stock of the corporation (other than voting stock held by the Interested Stockholder who will, or whose affiliate will, be a party to the business combination or by an affiliate or associate of the Interested Stockholder) voting together as a single voting group. The extraordinary voting provisions do not apply if, among other things, the corporation's stockholders receive a price for their shares determined in accordance with the MGCL and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Articles of Incorporation of the Company contain a provision exempting from these provisions of the MGCL any business combination involving the Leenhoutses (or their affiliates) or any other person acting in concert or as a group with any of the foregoing persons.

         Control Share Acquisitions. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by the affirmative vote of two- thirds of the votes entitled to be cast on the matter other than "interested shares" (shares of stock in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: an "acquiring person," an officer of the corporation or an employee of the corporation who is also a director). "Control shares" are shares of stock which, if aggregated with all other such shares of stock owned by the acquiring person, or in respect of which such person is entitled to exercise or direct the exercise of voting power of shares of stock of the corporation in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of more of all voting power. Control shares do not include shares the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

         A person who has made or proposes to make a control share acquisition, under certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares upon delivery of an acquiring person statement containing certain information required by the MGCL, including a representation that the acquiring person has the financial capacity to make the proposed control share acquisition, and a written undertaking to pay the corporation's expenses of the special meeting (other than the expenses of those opposing approval of the voting rights). If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

         If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or, if a stockholder meeting is held, as of the date of the meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting before the control share acquisition and the acquiring person becomes entitled to exercise or direct the exercise of a majority or more of all voting power, all other stockholders may exercise rights of objecting stockholders under Maryland law to receive the fair value of their Shares. The fair value of the Shares for such purposes may not be less than the highest price per share paid by the acquiring person in the control share acquisition. Certain limitations and restrictions otherwise applicable to the exercise of objecting stockholders' rights do not apply in the context of a control share acquisition.

         The Articles of Incorporation contain a provision exempting from the control share acquisition statute any and all acquisitions to the extent that such acquisitions would not violate the Ownership Limit or Existing Owner Limit. There can be no assurance that such provision will not be amended or eliminated at any point in the future.

                         DESCRIPTION OF DEBT SECURITIES

         The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

         The Debt Securities are to be issued in one or more series under an Indenture, a copy of which is incorporated as an Exhibit to the Registration Statement of which this Prospectus forms a part, as amended or supplemented by one or more supplemental indentures (the "Indenture"), to be entered into between the Company and a financial institution as Trustee (the "Trustee"). The statements herein relating to the Debt Securities and the Indenture are summaries and are subject to the detailed provisions of the applicable Indenture. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms capitalized in this Prospectus.

GENERAL

         The Indenture does not limit the aggregate amount of Debt Securities which may be issued thereunder, nor does it limit the incurrence or issuance of other secured or unsecured debt of the Company.

         The Debt Securities will be unsecured general obligations of the Company and will rank with all other unsecured and unsubordinated obligations of the Company as described in the applicable Prospectus Supplement. The Indenture provides that the Debt Securities may be issued from time to time in one or more series. The Company may authorize the issuance and provide for the terms of a series of Debt Securities pursuant to a supplemental indenture.

         Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities being offered thereby for the terms of such Debt Securities, including, where applicable: (1) the specific designation of such Debt Securities; (2) any limit upon the aggregate principal amount of such Debt Securities; (3) the date or dates on which the principal of and premium, if any, on such Debt Securities will mature or the method of determining such date or dates; (4) the rate or rates (which may be fixed, variable or zero) at which such Debt Securities will bear interest, if any, or the method of calculating such rate or rates; (5) the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined; (6) the date or dates on which interest, if any, will be payable and the record date or dates therefor; (7) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (8) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event and the period or periods within which, the price or prices at which and the other terms and conditions upon which, such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligations; (9) the denominations in which such Debt Securities are authorized to be issued; (10) the currency or currency unit for which Debt Securities may be purchased or in which Debt Securities may be denominated and/or the currency or currencies (including currency unit or units) in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable and whether the Company or the holders of any such Debt Securities may elect to receive payments in respect of such Debt Securities in a currency or currency unit other than that in which such Debt Securities are stated to be payable; (11) if the amount of payments of principal of and premium, if any, or any interest, if any, on such Debt Securities may be determined with reference to an index based on a currency or currencies other than that in which such Debt Securities are stated to be payable, the manner in which such amount shall be determined; (12) if the amount of payments of principal of and premium, if any, or interest, if any, on such Debt Securities may be determined with reference to changes in the prices of particular securities or commodities or otherwise by application of a formula, the manner in which such amount shall be determined; (13) if other than the entire principal amount thereof, the portion of the principal amount of such Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined; (14) the person to whom any interest on any such Debt Security shall be payable if other than the person in whose name such Debt Security is registered on the applicable record date; (15) any addition to, or modification or deletion of, any Event of Default or any covenant of the Company specified in the Indenture with respect to such Debt Securities; (16) the application, if any, of such means of defeasance as may be specified for such Debt Securities; and (17) any other special terms pertaining to such Debt Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will not be listed on any securities exchange.

         Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities will be issued only in fully registered form without coupons. Unless the Prospectus Supplement relating thereto specifies otherwise, Debt Securities will be denominated in U.S. dollars and will be issued only in denominations of U.S. $1,000 and any integral multiple thereof.

         Debt Securities may be sold at a substantial discount below their stated principal amount and may bear no interest or interest at a rate which at the time of issuance is below market rates. Certain federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable Prospectus Supplement.

         If the amount of payments of principal of and premium, if any, or any interest on Debt Securities of any series is determined with reference to any type of index or formula or changes in prices of particular securities or commodities, the federal income tax consequences, specific terms and other information with respect to such Debt Securities and such index or formula and securities or commodities will be described in the applicable Prospectus Supplement.

         If the principal of and premium, if any, or any interest on Debt Securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such Debt Securities and such currency will be described in the applicable Prospectus Supplement.

         The Prospectus Supplement, with respect to any particular series of Debt Securities being offered thereby which provide for optional redemption, prepayment or conversion of such Debt Securities on the occurrence of certain event, such as a change of control of the Company, will provide: (1) a discussion of the effects that such provisions may have in deterring certain mergers, tender offers or other takeover attempts, as well as any possible adverse effect on the market price of the Company's securities or the ability to obtain additional financing in the future; (2) a statement the Company will comply with any applicable provisions of the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other applicable securities laws in connection with any optional redemption, prepayment or conversion provisions and any related offers by the Company (including, if such Debt Securities are convertible, Rule 13e-4); (3) a disclosure of any cross-defaults in other indebtedness which may result as a consequence of the occurrence of certain events so that the payments on such Debt Securities would be effectively subordinated; (4) a disclosure of effect of any failure to repurchase under the applicable Indenture, including in the event of a change of control of the Company; (5) a disclosure of any risk that sufficient funds may not be available at the time of any event resulting in a repurchase obligation; and (6) a discussion of any definition of "change of control" contained in the applicable Indenture.

PAYMENT, REGISTRATION, TRANSFER AND EXCHANGE

         Unless otherwise provided in the applicable Prospectus Supplement, payments in respect of the Debt Securities will be made in the designated currency at the office or agency of the Company maintained for that purpose as the Company may designate from time to time, except that, at the option of the Company, interest payments, if any, on Debt Securities in registered form may be made by checks mailed to the holders of Debt Securities entitled thereto at their registered addresses. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Debt Securities in registered form will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest.

         Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities in registered form will be transferable or exchangeable at the agency of the Company maintained for such purpose as designated by the Company from time to time. Debt Securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection therewith.

CONSOLIDATION, MERGER OR SALE BY THE COMPANY

         Under the terms of the Indenture, the Company shall not be consolidated with or merge into any other corporation or transfer or lease its assets substantially as an entirety, unless (i) the corporation formed by such consolidation or into which the Company is merged or the corporation which acquires its assets is organized in the United States and expressly assumes all of the obligations of the Company under the Debt Securities and all Indentures and (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing. Upon any such consolidation, merger or transfer, the successor corporation formed by such consolidation, or into which the Company is merged or to which such sale is made shall succeed to, and be substituted for the Company under the Indenture.

         The Indenture contains no covenants or other specific provisions to afford protection to holders of the Debt Securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described above. Such covenants or provisions are not subject to waiver by the Company's Board of Directors without the consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities of each series affected by the waiver as described under "Modification of the Indenture" below.

EVENTS OF DEFAULT, NOTICE AND CERTAIN RIGHTS ON DEFAULT

         The Indenture provides that, if an Event of Default specified therein occurs with respect to the Debt Securities of any series and is continuing, the Trustee for such series or the holders of 25% in aggregate principal amount of all of the outstanding Debt Securities of that series, by written notice to the Company (and to the Trustee for such series, if notice is given by such holders of Debt Securities), may declare the principal of (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount specified in the Prospectus Supplement) and accrued interest on all the Debt Securities of that series to be immediately due and payable.

         The Indenture provides that the Trustee will, subject to certain exceptions, within a specified number of days after the occurrence of a Default with respect to the Debt Securities of any series, give to the holders of the Debt Securities of that series notice of all Defaults known to it unless such Default shall have been cured or waived. "Default" means any event which is or after notice or passage of time or both, would be an Event of Default.

         The Indenture provides that the holders of a majority in aggregate principal amount of the Debt Securities of each series affected (with each such series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for such series, or exercising any trust or power conferred on such Trustee.

         The Indenture includes a covenant that the Company will file annually with the Trustee a certificate as to the Company's compliance with all conditions and covenants of the Indenture.

         The holders of a majority in aggregate principal amount of any series of Debt Securities by notice to the Trustee may waive on behalf of the holders of all Debt Securities of such series, any past Default or Event of Default with respect to that series and its consequences, except a Default or Event of Default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security or a provision of the Indenture which cannot be amended without the consent of the holder of each Outstanding Security of such series adversely affected.

MODIFICATION OF THE INDENTURE

         The Indenture contains provisions permitting the Company and the Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Debt Securities in order (i) to evidence the succession of another corporation to the Company and the assumption of the covenants of the Company by a successor to the Company; (ii) to add to the covenants of the Company or surrender any right or power of the Company; (iii) to add additional Events of Default with respect to any series of Debt Securities; (iv) to add or change any provisions to such extent as necessary to permit or facilitate the issuance of Debt Securities in book entry form or, if allowed without penalty under applicable laws and regulations, to permit payment in respect of Debt Securities in bearer form in the United States; (v) to change or eliminate any provision affecting Debt Securities not yet issued; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities; (viii) to cure any ambiguity, to correct or supplement any provision of the Indenture which may be inconsistent with any other provision thereof, provided that such action does not adversely affect the interests of any holder of Debt Securities of any series; (ix) to make provision with respect to the conversion rights of holders of Debt Securities; or (x) to conform to any mandatory provisions of law.

         The Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities affected by such supplemental indenture (with the Debt Securities of each series voting as a class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or any supplemental indenture or modifying the rights of the holders of Debt Securities of such series, except that no such supplemental indenture may, without the consent of the holder of each Debt Security so affected, (i) change the time for payment of principal or premium, if any, or interest on any Debt Security; (ii) reduce the principal of, or any installment of principal of, or premium, if any, or interest on any Debt Security, or change the manner in which the amount of any of the foregoing is determined; (iii) reduce the amount of premium, if any, payable upon the redemption of any Debt Security; (iv) reduce the amount of principal payable upon acceleration of the maturity of any Original Issue Discount Security; (v) reduce the percentage in principal amount of the outstanding Debt Securities affected thereby, the consent of whose holders is required for modification or amendment of the Indenture or for waiver or compliance with certain provisions of the Indenture or for waiver of certain defaults; (vi) make any change which adversely affects the right to convert convertible Debt Securities or decrease the conversion rate or increase the conversion price; or (vii) modify the provisions relating to waiver of certain defaults or any of the foregoing provisions.

DEFEASANCE

         If so described in the Prospectus Supplement relating to Debt Securities of a specific series, the Company may discharge its indebtedness and its obligations or terminate certain of its obligations and covenants under the Indenture with respect to the Debt Securities of such series by depositing funds or obligations issued or guaranteed by the United States government with the Trustee. The Prospectus Supplement will more fully describe the provisions, if any, relating to such discharge or termination of obligations.

THE TRUSTEE

         The Prospectus Supplement will identify the Trustee under the applicable Indenture. The Company may also maintain banking and other commercial relationships with any Trustee and its affiliates in the ordinary course of business.

                        FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTORY NOTES

         The following is a general summary of certain federal income tax considerations that may be relevant to a prospective holder of shares of Common Stock. Any Prospectus Supplement which relates to a series of Preferred Stock or of Debt Securities will set forth the federal income tax consequences of that Preferred Stock to a prospective holder. Nixon, Hargrave, Devans & Doyle LLP has acted as tax counsel to the Company in connection with its formation and its election to be taxed as a REIT, has reviewed the following discussion and is of the opinion that it fairly summarizes the federal income tax considerations that are likely to be material to a holder of Shares. The following discussion is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local or foreign tax considerations. This discussion does not address all of the aspects of federal income taxation that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the federal income tax laws (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States).

         This discussion contains a general summary of certain Code sections that govern the federal income tax treatment of a REIT and its stockholders. These sections of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively. The Company has not sought or obtained any ruling from the Internal Revenue Service or any opinions of counsel specifically related to the tax matters described below.

         EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES OF COMMON STOCK AND THE ELECTION BY THE COMPANY TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY AS A REIT

         The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ending December 31, 1994. The Company believes that it was organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has operated or will operate in a manner so as to qualify or remain qualified as a REIT. In the opinion of Nixon, Hargrave, Devans & Doyle LLP, commencing with the Company's taxable year ending December 31, 1994, the Company was organized in conformity with the requirements for qualification as a REIT, and its method of operation has enabled it to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based on certain assumptions and is conditioned upon certain representations made by the Company as to certain factual matters relating to the Company's organization, manner of operation, income and assets. Nixon, Hargrave, Devans & Doyle LLP is not aware of any facts or circumstances that are inconsistent with these assumptions and representations. the Company's qualification and taxation as a REIT will depend upon satisfaction of the requirements necessary to be classified as a REIT, discussed below, on a continuing basis. Nixon, Hargrave, Devans & Doyle LLP will not review compliance with these tests on a continuing basis. Therefore, no assurance can be given that the Company will satisfy such tests on a continuing basis. See "- Requirements for Qualification - FAILURE TO QUALIFY" below.

         If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it currently distributes to its stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by the Company by foreclosure or otherwise on default on a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed in "Requirements for Qualification - INCOME TESTS" below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company disposes of any asset acquired from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then, to the extent of such property's "built-in" gain (i.e., the excess of the fair market value of such property at the time of acquisition by the Company over the adjusted basis in such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the tax on "built-in-gain" assume that the Company will elect pursuant to IRS Notice 88-19 to be subject to the rules described in the preceding sentence if it were to make any such acquisition.

REQUIREMENTS FOR QUALIFICATION.

         GENERALLY. To qualify as a REIT, an entity must be a corporation, trust or association: (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities);
(7) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and maintain REIT status; and (8) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Electing REIT treatment requires that the entity adopt a calendar year accounting period.

         The Company satisfies the requirements set forth above. In addition, the Company's Articles of Incorporation provide restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. See "Description of Capital Stock -- Restrictions on Transfer."

         In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership and the partnerships, if any, in which the Operating Partnership will have an interest will be treated as assets, liabilities and items of the Company for purposes of applying the requirements described herein.

         INCOME TESTS. In order to maintain qualification as a REIT, there are three gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year.

         Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts of sales. Second, the Code provides that rents received from a resident will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only (such as furnishing water, heat, light and air conditioning, and cleaning windows, public entrances and lobbies) and are not otherwise considered "rendered to the occupant." However, all of the rental income derived by the Company with respect to a property will not cease to qualify as "rents from real property" if any impermissible tenant services income from such property (which is deemed to be an amount that is no less than 150% of the Company's direct costs of furnishing or rendering the service or providing the management or operation) does not exceed 1% of all amounts received or accrued during the taxable year directly or indirectly by the Company with respect to such property.

         REITs generally are subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expense directly connected with the production of such income. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness owed to the REIT that such property secured, (ii) for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated, and (iii) for which such REIT makes a proper election to treat such property as foreclosure property. The Company oes not anticipate that it will receive significant income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if election to treat the related property as foreclosure property.

         If property is not eligible for the election to be treated as foreclosure property ("Ineligible Property") because the related loan was acquired by the REIT at a time when default was imminent or anticipated, income received with respect to such Ineligible Property may not be qualifying income for purposes of receives with respect to Ineligible Property will be qualifying income for purposes of the 75% and 95% gross income tests.

         It is expected that the Company's real estate investments will continue to give rise to income that will enable it to satisfy all of the income tests described above. Substantially all of the Company's income will be derived from its interest in the Operating Partnership, which will, for the most part, qualify as "rents from real property" for purposes of the 75% and the 95% gross income tests.

         The Operating Partnership does not and does not anticipate charging more than a de minimis amount of rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above). The Operating Partnership does not anticipate receiving rents in excess of a de minimis amount from Related Party Tenants. The Operating Partnership does not anticipate holding a lease on any property in which rents attributable to personal property constitute greater than 15% of the total rents received under the lease. Neither the Company nor the Operating Partnership will knowingly directly perform services considered to be rendered to the occupant of property. The Operating Partnership will perform all development, construction and leasing services for, and will operate and manage, the properties owned by it directly without using an "independent contractor." Management believes that the only material services to be provided to lessees of these properties will be those usually or customarily rendered in connection with the rental of space for occupancy only. The Company does not anticipate that the Operating Partnership will provide services that might be considered rendered primarily for the convenience of the occupants of the property.

         The Operating Partnership owns all of the non-voting common stock of the Management Companies, corporations that are taxable as regular corporations. The Management Companies will perform management, development, construction and leasing services for certain properties not owned by the Company. The income earned by and taxed to the Management Companies would be nonqualifying income if earned by the Company through the Operating Partnership. As a result of the corporate structure, the income will be earned by and taxed to the Management Companies and will be received by the Operating Partnership only indirectly as dividends that qualify under the 95% test.

         To the extent the Operating Partnership does not immediately use the proceeds of the Offering, these funds will be invested in interest- bearing accounts and short-term, interest-bearing securities. The interest income earned on those funds is expected to be includible under the 75% test as "qualified temporary investment income" (which includes income earned on stock or debt instruments acquired with the proceeds of a stock offering, not including amounts received under a dividend reinvestment plan). Qualified temporary investment income treatment only applies during the one-year period beginning on the date the Company receives the new capital.

         If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any income information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company ould be entitled to the benefit of these relief provisions. As discussed above in "GENERALLY," even if these relief provisions apply, a 100% tax would be imposed on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test.

         Although not an income test for REIT qualification, the "prohibited transaction" penalty tax is imposed on certain types of REIT income. As discussed below, any gain realized by the Company on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of its trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax.

         ASSET TESTS. The Company, at the close of each quarter of its taxable year, must also satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash and cash items (including certain receivables) and government securities. For this purpose real estate assets include (i) the Company's allocable share of real estate assets held by the Operating Partnership and partnerships in which the Operating Partnership owns an interest or held by "qualified REIT subsidiaries" of the Company and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a tock offering or long-term (at least five- year) debt offering of the Company.

         For purposes of the 75% asset test, the term "interest in real property" includes an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property). An "interest in real property" also generally includes an interest in mortgage loans secured by controlling equity interests in entities treated as partnerships for federal income tax purposes that own real property, to the extent that the principal balance of the mortgage does not exceed the fair market value of the real property that is allocable to the equity interest.

         The second asset test requires that, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its interests in the Operating Partnership, the Trust, any other interests in any qualified REIT subsidiary or in any other entity that is disregarded as a separate entity under Treasury Regulations dealing with entity classification). The 1998 Budget Proposal would prohibit REITs from holding stock possessing more than 10% of the vote or value of all classes of stock of a corporation. This proposal would be effective with respect to stock acquired on or after the date of first committee action. In addition, to the extent that a REIT's stock ownership is grandfathered by virtue of this effective date, that grandfathered status will terminate if the subsidiary corporation engages in a trade or business that is not engaged in on the date of first committee action or acquires substantial new assets on or after such date. Reference to these provisions was excluded from the final language included in the U.S. Senate Budget Committee's proposal for the 1998 budget, but it still could be included in any number of steps required for final budget approval. The Company anticipates that it will continue to be able to comply with these asset tests. The Company is deemed to hold directly its proportionate share of all real estate and other assets of the Operating Partnership and should be considered to hold its proportionate share of all assets deemed owned by the Operating Partnership through its ownership of partnership interests in other partnerships. As a result, the Company plans to hold more than 75% of its assets as real estate assets. In addition, the Company does not plan to hold any securities representing more than 10% of any one issuer's voting securities, other than any qualified REIT subsidiary, nor securities of any one issuer exceeding 5% of the value of the Company's gross assets (determined in accordance with generally accepted accounting principles). As previously discussed, the Company is deemed to own its proportionate share of the assets of a partnership in which it is a partner so that the partnership interest, itself, is not a security for purposes of this asset test.

         The Operating Partnership owns all of the nonvoting common stock of the Management Companies. The Operating Partnership does not own any of the voting securities of the Management Companies. Management believes that the Company's interest in the securities of the Management Companies through the Operating Partnership does not exceed 5% of the total value of the Company's assets. No independent appraisals have been obtained. Counsel, in rendering its opinion as to the qualification of the Company as a REIT, is relying on the conclusions of management regarding the value of such securities of the Management Companies.

         After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action will always be successful.

OPERATING PARTNERSHIP

         In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and asset tests described below.

         ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to avoid corporate income taxation of the earnings that it distributes, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (a) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the REIT's net apital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (b) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.

         To the extent that the Company does not distribute of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. The Company may elect, however, to pay the tax on its undistributed long-term capital gains on behalf of its stockholders, in which case the stockholders would include in income their proportionate share of the undistributed long-term capital gains and receive a credit or refund for their share of the tax paid by the Company.

         Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductable excise tax on the excess of such required distribution over the amounts actually distributed (apparently regardless of whether the Company elects (as described above) to pay the capital gains tax on undistributed capital gains).

         The Company intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Partnership Agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, the Operating Partnership may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

         Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest to the Service based upon the amount of any deduction taken for deficiency dividends.

RECORDKEEPING REQUIREMENTS

         Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, the Company must maintain certain records and request on an annual basis certain information from its stockholders designed to disclose the actual ownership of its outstanding stock. The Company intends to comply with such requirements. A REIT's failure to comply with such requirements would result in a monetary fine imposed on such REIT. However, no penalty would be imposed if such failure is due to reasonable cause and not to willful neglect.

         FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, distributions to stockholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits, and, subject to certain limitations in the Code, corporate distributees may be eligible to claim the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. If is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF STOCKHOLDERS

         TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. As used herein, the term "U.S. Stockholder" means a holder of Common Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity taxable as such created or organized in or under the laws of the United States or of any State (including the District of Columbia), (iii) an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes, regardless of its connection with the conduct of a trade or business within the United States, or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

         Distributions that are properly designated by the Company as capital gain dividends are subject to special treatment. According to a notice published by the Service, until further guidance is issued, if the Company designates a dividend as a capital gain dividend, it may also designate the dividend as (i) a 20% rate gain distribution, (ii) an unrecaptured Section 1250 gain distribution (25% rate) or (iii) a 28% rate gain distribution. The maximum amount which may be designated in each class of capital gain dividends is determined by treating the Company as an individual with capital gains that may be subject to the maximum 20% rate, the maximum 25% rate, and the maximum 28% rate. If the Company does not designate all or part of a capital gain dividend as within such classes, the undesignated portion will be considered as a 28% rate gain distribution. Such designations are binding on each stockholder, without regard to the period for which the stockholder has held its Common Stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends received deduction for corporations.

         Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Common Stock, such distributions will be included in income as long-term capital gain (or short- term capital gain if the Common Stock had been held for one year or less), assuming the Common Stock is a capital asset in the hands of the stockholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

         Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any passive activity losses (such as losses from certain types of limited partnerships in which a stockholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Common Stock (or distributions treated as such), however, will be treated as investment income only if the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. The Company will notify stockholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends.

         CAPITAL GAINS AND LOSSES. A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6% and the tax rate on long-term capital gains applicable to non-corporate taxpayers is 28% for sales and exchanges of assets held for more than one year but not more than eighteen months, and 20% for sales and exchanges of assets held for more than eighteen months. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. All or a portion of any loss realized upon a taxable disposition of the Common Stock may be disallowed if other shares of Common Stock are purchased within 30 days before or after the disposition. Capital losses not offset by capital gains may be deducted against a non-corporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward indefinitely by non-corporate taxpayers. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

         Recently enacted legislation reduces the maximum rate on long-term capital gains of non-corporate taxpayers from 28% to 20% (10% for taxpayers in the 15% tax bracket). However, the reduced long-term capital gains rates are only available for sales or exchanges of capital assets held for more than 18 months. Any long-term capital gains from the sale or exchange of depreciable real property that would be subject to ordinary income taxation (i.e., "depreciation recapture") if it were treated as personal property will be subject to a maximum tax rate of 25% instead of the 20% maximum rate for gains taken into account after July 28, 1997. Also, under the legislation, for taxable years beginning after December 31, 2000 the maximum capital gains rates for assets which are held more than five years are 18% and 8% (rather than 20% and 10%). These rates will generally only apply to assets for which the holding period begins after December 31, 2000.

         The capital gains provisions in the legislation authorize the Service to issue regulations (including regulations requiring reporting) applying the provisions to any "pass-through entity" including a REIT and interests in such an entity. No assurance can be given concerning the content of any such regulations. Generally, the determination of when gain is properly taken into account will be made at the entity level.

         Distributions from the Company and gain from the disposition of shares will not ordinarily be treated as passive activity income, and therefore, stockholders generally will not be able to apply any "passive losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) and gain from the disposition of shares generally will be treated as investment income for purposes of the investment interest limitation.

         The Company will report to its domestic stockholders and the Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to the Company. See "TAXATION OF FOREIGN STOCKHOLDERS" below.

         Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Common Stock with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7),
(9), (17), and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. See "ERISA CONSIDERATIONS."

         TAXATION OF FOREIGN STOCKHOLDERS. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in the capital stock of the Company, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

         Distributions that are not attributable to gain from sales or exchanges by the Company of a U.S. real property interest and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. However, if income from the investment in the shares is treated as effectively connected with the Non-U.S. Stockholder's conduct of a United States trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the stockholder is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder (31% if appropriate documentation evidencing such Non-U.S. Stockholders' foreign status has not been provided) unless (1) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company or (2) the Non-U.S. Stockholder files an Service Form 4224 with the Company claiming that the distribution is "effectively connected" income. The Treasury Department issued final regulations in October 1997 that modify the manner in which the Company complies with the withholding requirements, generally effective for distributions after December 31, 1998.

         Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, amounts in excess thereof may be withheld by the Company. However, any such excess amount withheld would be refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company. Under a separate provision, the Company is required to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% (or 31%, if applicable) on the entire amount of any distribution, to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% (or 31%, if applicable) will be subject to withholding at a rate of 10%.

         For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders would be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. The Company is required to withhold 35% of any distribution that is designated by the Company as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

         The Company will be required to withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (a) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (b) 30% of ordinary dividends paid out of earnings and profits. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of the Company's earnings and profits may be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of the Company's current or accumulated earnings and profits. Tax treaties may reduce the Company's withholding obligations. If the amount withheld by the Company with respect to a distribution to a Non-U.S. Stockholder exceeds the stockholder's United States tax liability with respect to such distribution (as determined under the rules described above), the Non-U.S. Stockholder may file for a refund of such excess from the IRS. It should be noted that the 35% withholding tax rate on capital gain dividends currently corresponds to the maximum income tax rate applicable to corporations, but is higher than the 28% maximum rate on capital gains of individuals.

         Gain recognized by a Non-U.S. Stockholder upon a sale of shares of capital stock generally will not be taxed under FIRPTA if a REIT is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the shares of capital stock is "effectively connected" with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as United States stockholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual who was present in the U.S. will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, possible withholding tax and a special alternative minimum tax in the case of nonresident alien individuals). A purchaser of shares of capital stock from a Non-U.S. Stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased shares are "regularly traded" on an established securities market or if the Company is a domestically controlled REIT. Otherwise, under FIRPTA the purchaser of shares may be required to withhold 10% of the purchase price and remit such amount to the IRS.

INCOME TAXATION OF THE OPERATING PARTNERSHIP, THE UNDERLYING PARTNERSHIPS AND THEIR PARTNERS

         The following discussion summarizes certain federal income tax considerations applicable to the Company's investment in the Operating Partnership.

         CLASSIFICATION OF THE OPERATING PARTNERSHIP. the Company will be entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of the Operating Partnership (including the Operating Partnership's share of the income or losses of any partnerships in which it owns an interest) only if the Operating Partnership is classified for federal income tax purposes as a partnership rather than an association taxable as a corporation. On December 17, 1996, the Service issued final Treasury Regulations regarding the classification of business entities (known as the "check-the-box" rules) which changed the process for electing business tax status.

         The new Treasury Regulations, which were effective January 1, 1997, replaced the former rules for classifying business organizations with a simpler elective classification system that generally allows eligible entities to choose to be taxed as partnerships or corporations. Under the Treasury Regulations, a limited partnership which qualifies as an eligible entity will generally be allowed to choose to be taxed as a partnership or a corporation. The default classification for an existing entity is the classification that the entity claimed immediately prior to January 1, 1997. Alternatively, an eligible entity may affirmatively elect its classification. An entity's default classification continues until the entity elects to change its classification by means of an affirmative election. Because the Operating Partnership was classified as a partnership as of December 31, 1996, the Operating Partnership will be treated as a partnership for federal income tax purposes for periods after December 31, 1996 pursuant to the new Treasury Regulations. The Operating Partnership confirmed this tax treatment by electing to be treated as a partnership under the Treasury Regulations.

         The Treasury Regulations state that the Service will not challenge the prior classification of an existing eligible entity for periods before January 1, 1997 if: (1) the entity had a reasonable basis for its claimed classification;(2) the entity and all of its partners recognized the tax consequences of any change in the entity's classification within 60 months before January 1, 1997; and (3) neither the entity nor any member had been notified in writing on or before May 8, 1996, that the classification was under examination by the IRS. Requirements (2) and
(3) described in this paragraph are either not relevant to, or have been satisfied by, the Operating Partnership. Accordingly, the Operating Partnership's claimed classification as a partnership for periods prior to January 1, 1997 should be respected if the Operating Partnership had a reasonable basis for such classification.

         In determining whether a reasonable basis for partnership classification existed for periods prior to January 1, 1997, it is necessary to review the former classification rules, under which an organization formed as a partnership will be treated as a partnership for federal income tax purposes rather than as a corporation only if it has no more than two of the four corporate characteristics that the Treasury Regulations use to distinguish a partnership from a corporation for tax purposes. These four characteristics are continuity of life, centralization of management, limited liability, and free transferability of interests.

         The Operating Partnership has not requested, nor does it intend to request, a ruling from the Service that it will be treated as a partnership for federal income tax purposes. In the opinion of Nixon, Hargrave, Devans & Doyle LLP, which is based on the provisions of the partnership agreement of the Operating Partnership and on certain factual assumptions and representations of the Company, the Operating Partnership has a reasonable basis for its claim to be classified as a partnership for federal income tax purposes and therefore should be taxed as a partnership rather than an association taxable as a corporation for periods prior to January 1, 1997. Nixon, Hargrave, Devans & Doyle LLP's opinion is not binding on the Service or the courts.

         If for any reason the Operating Partnership was taxable as a corporation rather than as a partnership for federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for REIT status. See "-Requirements for Qualification -Income Tests" and "- Requirements for Qualification - Asset Tests." In addition, any change in the Operating Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "- Requirements for Qualification - Annual Distribution Requirements." Further, items of income and deduction of the Operating Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. The Operating Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Operating Partnership's taxable income.

         PARTNERS, NOT PARTNERSHIPS, SUBJECT TO TAX. A partnership is not a taxable entity for federal income tax purposes. Rather, a partner is required to take into account its allocable share of a partnership's income, gains, losses, deductions and credits for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any distributions from the partnership.

         PARTNERSHIP ALLOCATIONS. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations may be disregarded for tax purposes under section 704(b) of the Code if they do not have substantial economic effect. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

         TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partners in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Pursuant to section 704(c) of the Code, income, gain, loss and deduction attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

         The partners of the Operating Partnership other than the Company (the "Contributing Partners") are deemed to have contributed general or limited partnership interests in other partnerships owning multifamily residential properties which were acquired by Operating Partnership and which may have had an adjusted tax basis which is less than the fair market value of such interests (the "Contributed Interests"). Upon the merger or dissolution of the such partnerships and the transfer of the properties to the Operating Partnership, the Contributing Partners were deemed to have contributed the portion of the properties represented by the Contributed Interests (the "Contributed Property") to the Operating Partnership, and the Operating Partnership's tax basis in the Contributed Property will be the tax basis of the Contributing Partners in the Contributed Interests. Because the Contributed Property has a Book-Tax Difference, the Operating Partnership Agreement will require allocations to be made in a manner consistent with section 704(c) of the Code.

         Under these special rules, the Contributing Partners may be allocated lower amounts of depreciation deductions for tax purposes with respect to the Contributed Property than the amount of such deductions that would be allocated to them if such Contributed Property had a tax basis equal to its fair market value at the time of contribution. In addition, in the event of the disposition of any of the Contributed Property, all income attributable to the Book-Tax Difference of such Contributed Property generally will be allocated to the Contributing Partners, and the Company generally will be allocated only its share of capital gains attributable to appreciation, if any, occurring after the contribution of the Contributed Property. These allocations will tend to eliminate the Book-Tax Differences with respect to the Contributed Property over the life of the Operating Partnership. However, the special allocation rules of
Section 704(c) may not entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the Contributed Property in the hands of the Operating Partnership could cause the Company (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if the Contributed Property had a tax basis equal to its fair market value at the time of contribution, and (ii) possibly to be allocated taxable gain in the event of a sale of Contributed Property in excess of the economic or book income allocated to the Company as a result of such sale. These allocations possibly could cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect its ability to comply with the REIT distribution requirements. See " - Requirements for Qualification - ANNUAL DISTRIBUTION REQUIREMENTS."

         DEPRECIATION. The Operating Partnership's assets other than cash will consist largely of property treated as purchased by the Operating Partnership. The Operating Partnership has an aggregate basis in the assets of each partnership it acquires equal to the sum of the purchase price paid for the partnership interests. To the extent that the Operating Partnership's basis in a piece of depreciable property exceeds the basis of the property when it was held by the acquired partnership, such basis should in effect be treated as a newly acquired, separate asset and entitled to 39-year depreciation.

         Section 704(c) of the Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Similarly, amortization on intangible contracts for services contributed to the Operating Partnership will be allocated as required by section 704(c) of the Code. Depreciation with respect to any property purchased by the Operating Partnership subsequent to the admission of its partners will be allocated among the partners in accordance with their respective percentage interests in the Operating Partnership.

         SALE OF PARTNERSHIP PROPERTY. Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under the REIT Requirements, the Company's share as a partner of any gain realized by the Operating Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "- Taxation of the Company as a REIT." Such prohibited transaction income will also have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. See "- Requirements for Qualification - INCOME TESTS." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includible in a property's basis made during the four-year period prior to disposition must not exceed 30% of the property's net sales price. The Operating Partnership to holds its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating and leasing the properties and to make such occasional sales of the properties, including adjoining land, as are consistent with the Company's and the Operating Partnership's investment objectives. No assurance can be given, however, that every property sale by the Operating Partnership will constitute a sale of property held for investment.

OTHER TAX CONSIDERATIONS

         THE MANAGEMENT COMPANIES. A portion of the amounts to be used to fund distributions to stockholders is expected to come from the Management Companies through dividends on stock of the Management Companies to be held by the Operating Partnership. The Management Companies do not qualify as REITs and will pay federal, state and local tax income taxes on its net income at normal corporate tax rates. The Company expects that the Management Companies' income, after deducting its expenses, will not give rise to significant corporate tax liabilities. The amount of corporate tax liability will increase if the Service disallows the items of expense which the Company expects to be allocated to the Management Companies.

         THE TRUST. The Trust was formed as a "qualified REIT subsidiairy." As such it is treated together with the Company as a single entity for federal income tax purposes.

         STATE AND LOCAL TAX CONSIDERATIONS. The Company and the Management Companies will, and the Company's stockholders may, be subject to state or local taxation in various states or local jurisdictions, including those in which the Company, its stockholders or the Operating Partnership transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in the Company.

         POSSIBLE FEDERAL TAX DEVELOPMENTS. The rules dealing with federal income taxation are constantly under review by the IRS, the Treasury Department and Congress. New federal tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted, all of which could affect the taxation of the Company or of its stockholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting the Company or its stockholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by legislative, judicial or administrative action.

                              ERISA CONSIDERATIONS

         A fiduciary of a pension, profit-sharing, retirement or other employee benefit plan ("Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards under ERISA in the context of the Plan's particular circumstances before authorizing an investment of any of such Plan's assets in shares of the Company's capital stock. Accordingly, such fiduciary should consider whether the investment (i) satisfies the diversification requirements of section 404(a)(1)(C) of ERISA,
(ii) is in accordance with the documents and instruments governing the Plan to the extent consistent with ERISA, (iii) is prudent and an appropriate investment for the Plan, based on examination of the Plan's overall investment portfolio and (iv) is for the exclusive benefit of Plan participants and beneficiaries, as required by ERISA.

         In addition to the imposition of general fiduciary standards, ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving Plans and persons who have certain relationships to Plans ("parties in interest" within the meaning of ERISA, "disqualified persons" within the meaning of the Code). The Code's prohibited transaction rules also apply to certain direct or indirect transactions between "disqualified persons" and individual retirement accounts or annuities ("IRAs"), as defined in section 408(a) and (b) of the Code.

Thus, a Plan fiduciary and an IRA considering an investment in shares also should consider whether the acquisition or the continued holding of shares might constitute or give rise to a prohibited transaction.

         Those persons proposing to invest on behalf of Plans should also consider whether a purchase of one or more shares of capital stock will cause the assets of the Company to be deemed assets of the Plan for purposes of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code. The Department of Labor (the "DOL") has issued regulations (the "DOL Regulations") as to what constitutes assets of a Plan under ERISA. Under the DOL Regulations, if a Plan acquires an equity interest in an entity, the Plan's assets would include, for purposes of the fiduciary responsibility provisions of ERISA and the prohibited transaction rules of ERISA and the Code, both the equity interest and an undivided interest in each of the entity's underlying assets unless (a) such interest is a "publicly offered security," (b) such interest is a security issued by an investment company registered under the Investment Company Act of 1940, as amended, or (c) another specified exception applies.

                              PLAN OF DISTRIBUTION

         The Company may sell the Offered Securities through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

         The distribution of the Common Stock by the Company may be affected from time to time in one or more transactions (which may involve block transactions) on the NYSE or otherwise pursuant to and in accordance with the applicable rules of the NYSE, in the over-the-counter market, in negotiated transactions, through the writing of Common Stock Warrants or through the issuance of Preferred Stock convertible into Common Stock (whether such Common Stock Warrants or Preferred Stock is listed on a securities exchange or otherwise), or a combination of such methods of distribution, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         In connection with the sale of the Offered Securities, underwriters or agents may receive compensation from the Company or from purchasers of the Offered Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the Offered Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company and any profit on the sale of the Offered Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

         Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Unless otherwise specified in the applicable Prospectus Supplement, each series of Offered Securities other than Common Stock will be a new issue with no established trading market. The Company may elect to list any series of Preferred Stock or other securities on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Offered Securities.

         Under agreements into which the Company may enter, underwriters, dealers and agents who participate in the distribution of the Offered Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company in the ordinary course of business.

         In order to comply with the securities laws of certain states, if applicable, the Offered Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the

Offered Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                  LEGAL MATTERS

         The legality of the Offered Securities issued pursuant to any Prospectus Supplement will be passed upon by Nixon, Hargrave, Devans & Doyle LLP. In addition, Nixon, Hargrave, Devans & Doyle LLP will provide an opinion with respect to certain tax matters which form the basis of the discussion under "Federal Income Tax Considerations".

                                     EXPERTS

         The financial statements incorporated by reference in this Prospectus or elsewhere in the Registration Statement have been incorporated herein in reliance on the reports audited by Coopers & Lybrand LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

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


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR
INCORPORATED BY REFERENCE INTO THIS PROSPECTUS                             ==============================
SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NEITHER WE
NOR THE UNDERWRITERS HAVE AUTHORIZED ANYONE TO PROVIDE                            1,600,000 SHARES
YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT
CONTAINED OR INCORPORATED BY REFERENCE INTO THIS                          HOME PROPERTIES OF NEW YORK, INC.
PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS.
NEITHER WE NOR THE UNDERWRITERS ARE OFFERING TO SELL THE                  % SERIES F CUMULATIVE REDEEMABLE
THESE SECURITIES, OR SEEKING OFFERS TO BUY THESE                                   PREFERRED STOCK
SECURITIES, IN ANY JURISDICTION WHERE OFFERS AND SALES
ARE NOT PERMITTED. YOU SHOULD ASSUME THAT THE
INFORMATION APPEARING IN THIS PROSPECTUS SUPPLEMENT, THE
ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED                          PROSPECTUS SUPPLEMENT
THEREIN BY REFERENCE IS ACCURATE ONLY AS OF ITS DATE OR                         --------------------
THE DATE SPECIFIED IN SUCH DOCUMENTS. OUR BUSINESS,
FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS
MAY HAVE CHANGED SINCE ANY SUCH DATES.                                        BEAR, STEARNS & CO. INC.

                                                                              A.G. EDWARDS & SONS, INC.
               TABLE OF CONTENTS
                                                                                BB&T CAPITAL MARKETS

                                                      PAGE                    MCDONALD INVESTMENTS INC.

               PROSPECTUS SUPPLEMENT                                         STIFEL, NICOLAUS & COMPANY
                                                                                    INCORPORATED
Summary............................................   S-1
Risk Factors.......................................   S-6                    U.S. BANCORP PIPER JAFFRAY
Use of Proceeds....................................  S-11
Capitalization.....................................  S-12                        WACHOVIA SECURITIES
The Company........................................  S-14
Selected Financial Data............................  S-18
Description of Series F Cumulative
      Redeemable Preferred Stock...................  S-20
Certain Federal Income Tax                                                          MARCH   , 2002
      Consequences.................................  S-26
Underwriting.......................................  S-41                  ==============================
Legal Matters......................................  S-44
Incorporation of Certain Documents by
     Reference.....................................  S-44

               PROSPECTUS

Available Information..............................     2
Forward Looking Statements.........................     2
Documents Incorporated by Reference................     3
The Company........................................     3
Risk Factors.......................................     4
Ratio of Earnings to Fixed Charges.................     8
Use of Proceeds....................................     9
Description of Capital Stock.......................     9
Description of Debt Securities.....................    14
Federal Income Tax Considerations..................    18
ERISA Considerations...............................    30
Plan of Distribution...............................    31
Legal Matters......................................    32
Experts............................................    32

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